UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

UpHealth, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

[                ], 2022

Dear Stockholder:

You are cordially invited to attend this year’s Annual Meeting of Stockholders of UpHealth, Inc. on December 5, 2022 at 9:00 a.m., Pacific Time. The meeting will be held virtually, at https://www.cstproxy.com/uphealthinc/2022. The meeting will comprise a discussion and voting on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders.

The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, accompany this letter. A copy of our Annual Report on Form 10-K is also enclosed for your information.

The matters to be acted upon are described in the Notice of Annual Meeting of Stockholders and Proxy Statement.

Whether or not you plan to attend the meeting, your vote is very important and we encourage you to vote promptly. You may vote by proxy over the Internet, or you can also vote by mail by following the instructions on the paper copy of the proxy card that was mailed to you. If you attend the meeting you will, of course, have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from your brokerage firm, bank or other nominee to vote your shares. We look forward to seeing you at the Annual Meeting.

Sincerely yours,

/s/ Samuel J. Meckey

SAMUEL J. MECKEY

Chief Executive Officer

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

To Be Held December 5, 2022

The 2022 Annual Meeting of Stockholders of UpHealth, Inc., a Delaware corporation, will be held on December 5, 2022 at 9:00 a.m., Pacific Time, virtually at https://www.cstproxy.com/uphealthinc/2022, for the following purposes:

1. To elect three Class I directors to hold office until the 2025 annual meeting and until their respective successors are elected and qualified.

2. To ratify the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

3. To approve an amendment to our Second Amended and Restated Certificate of Incorporation to effect a reverse stock split of our Common Stock, at a specific ratio within a range of 4:1 to 10:1 to be fixed by the Board.

4. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Our Board of Directors recommends a vote FOR Items 1, 2 and 3. Stockholders of record at the close of business on October 28, 2022 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. For 10 days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 14000 S. Military Trail, Suite 203, Delray Beach, Florida 33484.

By order of the Board of Directors,

/s/ Dr. Avi S. Katz

DR. AVI S. KATZ
Chairman of the Board

[ ], 2022

IMPORTANT: Please vote your shares over the Internet, in the manner described at https://www.cstproxy.com/uphealthinc/2022, to assure that your shares are represented at the meeting, or you may mark, sign and date the paper copy of the proxy card that you received by mail and return it in the enclosed postage-paid envelope. If you attend the meeting, you may choose to vote in person even if you have previously voted your shares.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 5, 2022: Our Proxy Statement is enclosed. Financial and other information concerning UpHealth, Inc. is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as amended, as well as our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31 and June 30, 2022, which are available on the SEC’s website at www.sec.gov and on our website at https://investors.uphealthinc.com/. A complete set of proxy materials relating to our Annual Meeting, consisting of the Notice of Annual Meeting of Stockholders, Proxy Statement, Proxy Card and Annual Report on Form 10-K, is available on the Internet and may be viewed at https://www.cstproxy.com/uphealthinc/2022.

PROXY STATEMENT

i

EXPLANATORY NOTE

As previously announced by UpHealth, Inc. (the “Company”) in its Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on June 27, 2022, on June 24, 2022, the 2022 Annual Meeting of Stockholders previously scheduled for June 28, 2022 was delayed pursuant to a ruling of the Court of Chancery of the State of Delaware in the case entitled Jeffery R. Bray and Chirinjeev Kathuria v. Avi Katz, et al., and UpHealth, Inc., C.A. No. 2022-0489-LWW. As announced by the Company in its Current Report on Form 8-K filed with the SEC on August 2, 2022, that litigation was dismissed with prejudice by the plaintiffs and the injunction delaying the 2022 Annual Meeting of Stockholders was lifted that same day. The Form 8-K filed on August 2, 2022 also stated that additional information regarding the 2022 Annual Meeting of Stockholders would be provided to stockholders in due course. Accordingly, as disclosed in the Company’s Current Report on Form 8-K filed with the SEC on June 30, 2022, the Company’s Board of Directors has set a new record date and a date for the postponed 2022 Annual Meeting of Stockholders as provided herein, and furthermore, the Company will not be utilizing any of the proxies or voting instructions previously provided to its stockholders. Rather, the Board of Directors is resoliciting proxies for the 2022 Annual Meeting of Stockholders pursuant to this Proxy Statement.

ii

2022 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in our Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Stockholders

• Time and date:	9:00 a.m., Pacific Time, December 5, 2022

• Place:	Virtually, at: https://www.cstproxy.com/uphealthinc/2022

• Record date:	October 28, 2022

• How to vote:	In general, you may vote by the Internet or mail. See “Voting Instructions” on page 4 for more detail regarding how you may vote if you are a registered holder or a beneficial owner of shares held in “street name.”

Voting Matters

Proposal	Board Voting Recommendations	Page Reference (for more detail)
Election of directors	“FOR” EACH DIRECTOR NOMINEE	5
Ratification of Plante & Moran, PLLC as our independent registered public accounting firm for fiscal 2022	“FOR”	18
Amendment to our Second Amended and Restated Certificate of Incorporation to effect a reverse stock split of our Common Stock, at a specific ratio within a range of 4:1 to 10:1 to be fixed by the Board	“FOR”	22

Board Nominees

Name	Age	Director of UpHealth Since	Position at UpHealth	Independent
Samuel J. Meckey	52	July 2022	Director and CEO
Luis Machuca	64	—	Director Nominee	X
Mark Guinan	60	—	Director Nominee	X

Fiscal 2021 Business Performance Highlights

•	On a pro forma basis, revenues of $148.9 million in fiscal 2021, an increase of 28% from fiscal 2020, with a pro forma gross margin for fiscal 2021 of 35%.

•	On a GAAP basis, revenue of $123.8 million in fiscal 2021, with a gross margin of 35%.

•	Segment Results:

•

Integrated Care Management generated $31.9 million of pro forma revenue (21% of pro forma total revenue) with a gross margin of 32% and $31.9 million of GAAP revenue (26% of total revenue) with a gross margin of 32%.

•

Virtual Care Infrastructure generated $52.2 million of pro forma revenue (35% of pro forma total revenue) with a gross margin of 39% and $36.6 million of GAAP revenue (30% of total revenue) with a gross margin of 39%.

•	Services generated $64.8 million of pro forma revenue (44% of pro forma total revenue) with a gross margin of 34% and $55.4 million of GAAP revenue (45% of total revenue) with a gross margin of 35%.

UPHEALTH, INC.

14000 S. MILITARY TRAIL, SUITE 203

DELRAY BEACH, FLORIDA 33484

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD DECEMBER 5, 2022

The board of directors (the “Board of Directors” or “Board”) of UpHealth, Inc. is soliciting your proxy for the 2022 Annual Meeting of Stockholders to be held on December 5, 2022, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the “Notice”). This Proxy Statement and related materials are first being made available to stockholders on or about November [ ], 2022. References in this Proxy Statement to the “Company,” “we,” “our,” “us” and “UpHealth” are to UpHealth, Inc., and references to the “Annual Meeting” are to the 2022 Annual Meeting of Stockholders. When we refer to UpHealth’s fiscal year, we mean the annual period ending on December 31. This Proxy Statement covers our 2021 fiscal year, which ended on December 31, 2021. When we refer to “in person” attendance and voting at the Annual Meeting, we mean virtual attendance and voting over the Internet during the Annual Meeting (such meaning having been authorized by the Board in accordance with Section 9.5 of our Second Amended and Restated Bylaws (the “Bylaws”)).

SOLICITATION AND VOTING

Record Date

Only stockholders of record at the close of business on October 28, 2022 will be entitled to notice of and to vote at the meeting and any adjournment thereof. As of the record date, 150,057,537 shares of UpHealth’s common stock, par value $0.0001 per share (“Common Stock”), were outstanding and entitled to vote.

Quorum

At least one-third of the 150,057,537 shares of Common Stock outstanding as of the record date, or 50,019,179 shares of Common Stock, must be represented at the meeting, either in person or by proxy, to constitute a quorum for the transaction of business at the meeting. The 1,700,000 issued shares of Common Stock held by UpHealth as treasury shares (which are not considered as outstanding), as a matter of Delaware law, do not count for purposes of determining whether a quorum is present at the meeting and are not entitled to be voted. Your shares will be counted towards the quorum if you submit a valid proxy (or one is submitted on your behalf by your broker or bank) or if you vote in person at the meeting. Withheld votes, abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will each be counted as present for purposes of determining the presence of a quorum.

Votes Required to Approve Each Proposal

Each share of our Common Stock outstanding on the record date is entitled to one vote on each of the three director nominees and one vote on each other proposal. Shares not present at the meeting will have no effect on any proposal to be voted on at the Annual Meeting, assuming that a quorum is present. The table below summarizes the proposals that will be voted on, the vote required to approve each item and how votes are to be counted:

Proposal	Votes Required	Impact of “Withhold” or “Abstain” Votes	Broker Discretionary Voting Allowed(1)
Proposal No. 1: Election of directors	The plurality of the votes cast. This means that the three director nominees who receive the highest number of “FOR” votes will be elected as Class I directors. You may vote “For” or “Withhold” with respect to each director nominee.	None(2)	No(3)

Proposal No. 2: Ratification of Plante & Moran, PLLC as our independent registered public accounting firm for fiscal 2022	The affirmative vote of the majority of the shares present and entitled to vote. You may vote “For,” “Against” or “Abstain” with respect to this proposal.	None(4)	Yes(5)

Proposal No. 3: Approval of an amendment to our Second Amended and Restated Certificate of Incorporation to effect a reverse stock split of our Common Stock, at a specific ratio within a range of 4:1 to 10:1 to be fixed by the Board	The affirmative vote of a majority of the outstanding shares of our Common Stock. You may vote “For,” “Against” or “Abstain” with respect to this proposal.	(6)	Yes(5)

(1)

If your shares are held in “street name” by a bank or broker, such bank or broker is required to vote your shares according to your instructions, if provided. If you do not provide specific voting instructions, under NYSE rules governing banks and brokers who submit a proxy card with respect to shares held in “street name,” such banks and brokers have the discretionary authority to vote on routine matters, but not on non-routine matters. A broker non-vote occurs when a bank or broker has not received voting instructions from the beneficial owner of the shares and the bank or broker cannot vote the shares at its discretion because the matter is not considered a routine matter under NYSE rules. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

(2)

A vote that is withheld will be excluded entirely from the vote with respect to the director nominee from which it is withheld and will have the same effect as an abstention. Withheld votes and abstentions will not count as votes “FOR” or “AGAINST” a director, and thus will not affect the outcome of this proposal (assuming that a quorum is present), because directors are elected by plurality voting.

(3)

As this proposal is not considered a routine matter, banks and brokers lack authority to exercise their discretion to vote on this proposal if you do not provide specific voting instructions. If you are a beneficial owner and hold your shares in “street name” in an account at a bank or brokerage firm, it is critical that you cast your vote if you want it to count in this proposal. Accordingly, we encourage you to vote promptly, even if you plan to attend the Annual Meeting.

(4)	A vote marked as an abstention is not considered a vote cast, and thus will not affect the outcome of this proposal, assuming that a quorum is present.

(5)	As this proposal is considered a routine matter, banks and brokers are permitted to exercise their discretion to vote uninstructed shares on this proposal.

(6)	Abstentions will have the effect of a vote against this proposal.

Voting Instructions

If you complete and submit your proxy card or voting instructions, the persons named as proxies will follow your voting instructions. If no choice is indicated on the proxy card, the shares will be voted as the Board recommends on each proposal. Many banks and brokerage firms have a process for their beneficial owners to provide instructions via the Internet. The voting form that you receive from your bank or broker will contain instructions for voting.

Depending on how you hold your shares, you may vote in one of the following ways:

•

Stockholders of Record: You may vote by proxy or over the Internet. Please follow the instructions at https://www.cstproxy.com/uphealthinc/2022 to vote over the Internet, or on the paper copy of the proxy card that you received by mail, then sign and return your proxy card in the prepaid envelope. You may also vote in person at the Annual Meeting.

•

Beneficial Stockholders: Your bank, broker or other holder of record will provide you with a voting instruction card for you to use to instruct them on how to vote your shares. Check the instructions provided by your bank, broker or other holder of record to see which options are available to you. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your bank, broker or other agent.

Votes submitted over the Internet must be received by 11:59 p.m., Eastern Time, on December 4, 2022. Submitting your proxy over the Internet will not affect your right to vote in person during the Annual Meeting should you decide to attend the Annual Meeting in person.

Revocability of Proxy

If you are a stockholder of record, you may revoke your proxy and change your vote at any time before the polls close by returning a later-dated proxy card, by voting again over the Internet as more fully detailed in your Notice or proxy card, or by delivering written instructions to the Secretary at the principal executive offices of UpHealth before the Annual Meeting. Attendance at the Annual Meeting will not in and of itself cause your previously voted proxy to be revoked unless you specifically so request or vote again at the Annual Meeting. If your shares are held in an account at a bank, brokerage firm or other agent, you may change your vote by submitting new voting instructions to your bank, brokerage firm or other agent, or, if you have obtained a valid proxy from your bank, brokerage firm or other agent giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Solicitation of Proxies

We are soliciting your proxy for the Annual Meeting and will bear the cost of such solicitation process. In addition to soliciting stockholders by mail, we will request banks, brokers and other intermediaries holding shares of our Common Stock beneficially owned by others to obtain proxies from the beneficial owners and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and employees to solicit proxies, personally or by telephone, without additional compensation.

Voting Results

We will announce preliminary voting results at the Annual Meeting. We will report final results on a Form 8-K to be filed with the SEC.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

We have a classified Board consisting of three Class I directors, three Class II directors and three Class III directors. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting dates. Following the Annual Meeting, we will have no vacancies on our Board.

The term of the existing Class I directors will expire on the date of this Annual Meeting. Accordingly, three persons are to be elected to serve as Class I directors of the Board at this Annual Meeting. The Board’s nominees for election by the stockholders to those three positions are (1) current Class I director and our Chief Executive Officer (“CEO”), Mr. Samuel J. Meckey, and two new independent Class I director nominees, (2) Mr. Luis Machuca and (3) Mr. Mark Guinan. Each nominee has consented to being named in the proxy materials relating to the Annual Meeting and to serve if elected. The Board has determined not to renominate current Class I directors Messrs. Neil Miotto and Jerome Ringo for election to the Board. One member of the Board abstained from the vote approving the Board’s nominees.

If elected, each nominee will serve as a director until our annual meeting of stockholders in 2025 and until their respective successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate. The proxies cannot vote for more than three persons.

The three nominees for Class I director receiving the highest number of votes will be elected as Class I directors. A “Withhold” vote will have no effect on the vote.

The Board recommends that you vote “FOR” the nominees named above.

The names of our directors, including the nominees for Class I directors to be elected at this Annual Meeting, and certain information about them as of [                ], 2022 is set forth below.

Name	Position at UpHealth	Age	Director of UpHealth Since
Class I Director Nominees for Election at the 2022 Annual Meeting of Stockholders:
Samuel J. Meckey	Director and CEO	52	2022
Luis Machuca	Director Nominee	64	—
Mark Guinan	Director Nominee	60	—
Class II Directors Whose Terms Expire at the 2023 Annual Meeting of Stockholders:
Dr. Raluca Dinu	Director	48	2019
Nathan Locke	Director	40	2021
Dr. Mariya Pylypiv	Director	34	2021
Class III Directors Whose Terms Expire at the 2024 Annual Meeting of Stockholders:
Dr. Avi S. Katz	Chairman of the Board	64	2019
Agnès Rey-Giraud	Director	58	2021
Dr. Chirinjeev Kathuria	Director	57	2021

Directors’ Principal Occupation, Business Experience, Qualifications, and Directorships

Class I Directors and Director Nominees for Election at the 2022 Annual Meeting of Stockholders

Samuel J. Meckey. Mr. Meckey joined our Board in July 2022, and also serves as our Chief Executive Officer. Prior to joining UpHealth, he served as the Executive Vice President of EXLService Holdings, Inc., a leading data analytics, digital operations, technology and solutions company, since November 2018 and as its Business Head, Healthcare beginning in 2019. During his tenure, he integrated five separate businesses into one cohesive operating unit and developed the strategic plan to double the business’s size, grew revenues and net income, increased gross margin and significantly improved return on invested capital. Prior to joining EXLService Holdings, Inc., Mr. Meckey served as President of UnitedHealth Group’s Optum Global Solutions, where he oversaw the company’s global operations and technology services organization and was responsible for more than 35,000 employees in India, the Philippines, Brazil and the United States, and before that, he held various executive roles at UnitedHealth Group, where he was employed from May 2004 to June 2018. Prior to joining UnitedHealth Group, Mr. Meckey was an officer and naval aviator in the United States Navy from May 1992 to August 2002. He earned a B.S. in Economics from the United States Naval Academy and an MBA from Harvard Business School. The Company believes that Mr. Meckey is qualified to serve on the Board based on his executive management, business development and leadership experience with healthcare and technology companies.

Luis Machuca. Mr. Machuca serves as a director of Umpqua Bank (Nasdaq: UMPQ) since 2010 and as Chair of its Compensation Committee since 2015, and was the designated director for its FinTech venture. Mr. Machuca played a key role in Umpqua’s Chief Executive Officer succession in 2017, as well as in the pending merger between Umpqua and Columbia Bank (Nasdaq: COLB). In addition, he serves as a director of Cambia Health Solutions since 2008, and also serves as Cambia’s director on the board of Echo Health Ventures, which he chaired from 2019 until 2021. Mr. Machuca also serves as an independent director and Chairman of the board of Saphyre, a private equity-backed FinTech startup. Mr. Machuca is a leader in technology and healthcare with experience in governance, turnarounds, mergers and acquisitions, finance, risk management and talent development. In December 2001, he founded Kryptiq Corporation, a venture-backed company in the healthcare technology field, and served as its Chief Executive Officer from January 2002 until 2015. Under Mr. Machuca’s leadership, Kryptiq had a profound impact on the relationship between medical providers and patients, leading to its acquisition by Surescripts as a wholly owned subsidiary in August 2012. After spinning off in January 2015 as Enli Health Intelligence Corporation, under Mr. Machuca’s continued leadership as Chief Executive Officer (a role that he held until December 2020), the newly independent company rapidly became the market leader in population health management software. Prior to Enli Health Intelligence, Mr. Machuca served as President and Chief Operating Officer of eFusion Corporation from 1998 until its acquisition by ITXC in 2000, after which he served as Executive Vice President and General Manager of e-Commerce until 2001. Before eFusion, Mr. Machuca served as Executive Vice President of the NEC Computer Services Division of Packard Bell-NEC Corporation from 1996 to 2001. He began his career with Intel in 1981, where he spent 15 years ascending to leadership roles in manufacturing, engineering, marketing, and ultimately became the General Manager of the OEM Systems Division. He holds a B.S. in Electrical Engineering and an M.S. in Industrial Engineering from Purdue University. The Company believes that Mr. Machuca is qualified to serve on the Board based on his extensive business operations and leadership experience with healthcare and technology companies.

Mark Guinan. Mr. Guinan serves as a director and Chair of the Audit Committee of Myovant Sciences since July 2018, and has served as its Lead Independent Director since November 2021. From July 2013 until his retirement in July 2022, he served as the Executive Vice President and Chief Financial Officer of Quest Diagnostics, a provider of diagnostic information services. Prior to that, from 2010 until joining Quest Diagnostics in 2013, Mr. Guinan served as the Senior Vice President and Chief Financial Officer of Hill-Rom Holdings, Inc., a manufacturer and provider of medical technologies and related services for the health care industry. Previously, he served in a number of finance and operations roles over a 13-year career at Johnson & Johnson, including Vice President and Chief Procurement Officer from 2009 to 2010 and Vice President of Group Finance Pharmaceuticals from 2005 to 2009. Before joining Johnson & Johnson in 1997, he held a number of financial roles at Procter & Gamble. Mr. Guinan earned a B.A. in Economics from the University of Notre Dame and an MBA from Olin Business School at Washington University in St. Louis. The Company believes Mr. Guinan is qualified to serve on the Board based on his executive management, business development and finance experience.

Neil Miotto. Mr. Miotto joined our Board in March 2019. Mr. Miotto also serves as a director of Kaleyra, Inc. (NYSE: KLR) (formerly GigCapital, Inc. (“GIG1”)) since October 2017, and was a member of the board of directors of GigCapital3, Inc. (“GIG3”), and subsequent to its business combination, Lightning eMotors, Inc. (NYSE: ZEV) from February 2020 until October 2021, the board of directors of Cognizer, Inc. from March 2019 until August 2020, the board of directors of GigCapital4, Inc. (“GIG4”) until December 2021 and the board of directors of GigCapital5, Inc. (“GIG5”) until December 2021. In addition, Mr. Miotto served on the board of directors of Micrel, Inc. prior to its sale to Microchip Technology Inc. in May 2015, and on the board of directors of GigPeak (NYSE American: formerly GIG), originally known as GigOptix, Inc., from 2008 until its sale to Integrated Device Technology, Inc. (“IDT”) (Nasdaq: IDTI) in April 2017. Mr. Miotto is a financial consultant and a retired assurance partner of KPMG LLP, where he was a partner for 27 years until his retirement in September 2006. Since his retirement from KPMG LLP, Mr. Miotto has provided high-level financial consulting services to companies in need of timely accounting assistance and in serving on public company boards. He is deemed to be an “audit committee financial expert” under SEC rules. While at KPMG LLP, Mr. Miotto focused on serving large public companies, primarily semiconductor companies. Mr. Miotto also served as an SEC reviewing partner while at KPMG LLP. He is a member of the American Institute of Certified Public Accountants. He holds a Bachelor of Business Administration degree from Baruch College, of The City University of New York. The Board has determined not to renominate Mr. Miotto for election to the Board.

Jerome Ringo. Mr. Ringo joined our Board upon the closing of the business combinations between the Company and UpHealth Holdings, Inc. (“UpHealth Holdings”) and Cloudbreak Health, LLC (“Cloudbreak”) in June 2021 (the “Business Combinations”). Mr. Ringo is a leader on climate change issues and has led two of the largest environmental organizations in the world, the five million-member National Wildlife Federation and the Apollo Alliance, a nineteen million-member organization, which was the largest coalition on green jobs in history. Since November 2020, Mr. Ringo has served as Founder and Chairman of Zoetic Global, a company focused on delivering breakthrough technologies in energy efficiency and generation for developing nations in Africa. Since July 2017, he has served as Goodwill Ambassador, Trade and Investment, for the Pan-African Parliament. Mr. Ringo served on the Environmental Defense Fund’s board of directors from February 2018 to February 2020. Mr. Ringo also founded and served from 2006 to 2012 as the Chief Executive Officer of Progressive Resources & JerMar Enterprises, an environmental consultancy focused on the communities affected by oil refineries in Louisiana. The Board has determined not to renominate Mr. Ringo for election to the Board.

Class II Directors

Dr. Raluca Dinu. Dr. Dinu joined our Board in March 2019 and served as our President and Chief Executive Officer from August 2019 until the closing of the Business Combinations in June 2021. She has also served as a director of Lightning eMotors, Inc. (formerly GIG3), since its business combination in May 2021 until October 2021, and prior to then, of GIG3 since February 2020. Dr. Dinu serves as a director of BigBear.ai Holdings, Inc. (NYSE: BBAI) (formerly GIG4), and a member of its audit committee, where prior to the December 2021 business combination she served as the President, Chief Executive Officer, Secretary and a director of GIG4 since its inception in December 2020. Dr. Dinu has served as a director of each of GIG5 and GigInternational1, Inc. (“GigInternational1”) since their inceptions in January 2021 and February 2021, respectively, and as the President, Chief Executive Officer and Secretary since February 2021 and March 2021, respectively. Dr. Dinu also serves as the President, Chief Executive Officer, Secretary and a director of GigCapital6, Inc. (“GIG6”) since its inception in January 2021, and previously served as Executive Chairman from February 2021 until December 2021. From April 2017 to May 2019, Dr. Dinu was the Vice President and General Manager of IDT’s Optical Interconnects Division. Prior to that, she held several executive-level positions at GigPeak, including Executive Vice President and Chief Operation Officer from 2008 until it was acquired by IDT in April 2017, and before that, as its Executive Vice President of Global Sales and Marketing from August 2015 to April 2016, and as its Senior Vice President of Global Sales and Marketing from December 2014 to August 2015. From February 2014 to September 2017, Dr. Dinu was a member of the board of directors of Brazil-Photonics, in Campinas, Brazil, a joint venture that GigPeak established with the Centro de Pesquisa e Desenvolvimento em Telecomunicações. From 2001 to 2008, Dr. Dinu was VP of Engineering at Lumera (Nasdaq: LMRA). Lumera

was acquired by GigPeak in 2008, and Dr. Dinu joined GigPeak at that time. Dr. Dinu holds a B.Sc. in Physics and Ph.D. in Solid State Condensed Matter Physics from the University of Bucharest, and an Executive-MBA from Stanford University. She also completed the Harvard Business School certification for Audit Committees and Compensation Committees in 2021. Dr. Dinu is married to Dr. Katz, Chairman of our Board. The Company believes that Dr. Dinu is qualified to serve on the Board based on her business experience as a board member of a publicly listed company and her investing experience.

Nathan Locke. Mr. Locke joined our Board upon the closing of the Business Combinations in June 2021. Mr. Locke is a Managing Partner and Co-Head of Kayne Anderson Capital Advisors’ growth equity activities. He has spent more than a dozen years at Kayne Anderson identifying and analyzing investment opportunities in technology and tech-enabled service companies, and assisting at the board level in helping those companies as they scale post-investment. He has been involved with companies at various stages of growth in healthcare technology and telemedicine, media & telecom, security & compliance and supply chain & logistics. Prior to joining Kayne Anderson in 2008, Mr. Locke worked as a senior analyst on the finance team of Romney for President, Inc., and as the controller for The Commonwealth Political Action Committees. Mr. Locke earned a B.S. in Finance from the University of Utah, where he graduated magna cum laude from the David Eccles School of Business. The Company believes that Mr. Locke is qualified to serve on the Board based on his business experience working with tech-enabled healthcare companies, as well as his extensive finance and investment experiences.

Dr. Mariya Pylypiv. Dr. Pylypiv has served as a member of our Board since the closing of the Business Combinations in June 2021, and previously served as the SVP Corporate Finance of UpHealth from April 2022 until September 2022. She is the co-founder of UpHealth Holdings and previously served as the Vice Chairwoman and Secretary of the board of directors of UpHealth Holdings. Prior to that, she held the same roles at UpHealth Services, Inc. following its formation in November 2019. Beginning in January 2018, Dr. Pylypiv was responsible for the development of UpHealth Services, Inc.’s business and corporate strategies leading to its formation in November 2019. Dr. Pylypiv worked for Sikich LLC from March 2018 to July 2021. Prior to that, she was in charge of operations and trading and development of global absolute return long/short market-neutral equity strategies for Acrospire Investment Management LLC from February 2016 to March 2018, most recently serving as Vice President of Investment Banking and Corporate Development Vice President. Dr. Pylypiv held a role as a Quantitative Research Analyst for Rotella Capital Management from July 2014 to January 2016 developing research strategies and overseeing fund operation and trading activities. Dr. Pylypiv has also served on advisory boards for companies involved in investment banking, financial investments, health tech and technology. Dr. Pylypiv holds B.A. and M.A. degrees in Accounting from Precarpathian National University, B.A. and M.A. degrees in International Economics and Tourism from Ternopil National Economic University and a Ph.D. from Purdue University. The Company believes that Dr. Pylypiv is qualified to serve on the Board based on her historic knowledge of UpHealth Holdings and her leadership and managerial experience.

Class III Directors

Dr. Avi S. Katz. Dr. Katz has served as Chairman of our Board since June 2022, and prior to then, he served as Co-Chairman of our Board since the closing of the Business Combinations in June 2021. Previously, he served as the Executive Chairman of our Board from March 2019 until the closing of the Business Combinations, and from March 2019 until August 2019, was also our Chief Executive Officer, President and Secretary. In March 2019, Dr. Katz founded the Company. Dr. Katz has spent nearly 33 years in international executive positions within the technology, media and telecommunications (TMT) industry working for privately held start-ups, middle-cap companies and large enterprises. In these roles, Dr. Katz has been instrumental in launching and accelerating entities, building teams, large-scale fund raising, developing key alliances and technology partnerships, M&A activities, business development, financial management, global operations and sales and marketing. In addition to the Company, Dr. Katz has held leadership positions, including founder, Executive Chairman, director and secretary in several SPAC companies, including GIG1, where he was also the Chief Executive Officer and Executive Chairman of the board of directors from October 2017 through the completion of its initial public offering in December 2017 until the closing of its business combination in November 2019 with Kaleyra S.p.A. to form Kaleyra, Inc., where he remains as the Chairman of the board of directors; GIG3, where he was also the Executive Chairman of the board of directors and Chief Executive Officer from inception until May 2021 and which completed its initial public offering in May 2020 and later a business combination in May 2021 with Lightning Systems, Inc. to form Lightning eMotors, Inc., where he continued to serve as Co-Chairman of the board of directors until October 2021; GIG4, where he was Executive Chairman of the board of directors from its inception in December 2020 and which completed its initial public offering in February 2021 and later a business combination in December 2021 with BigBear.ai Holdings, LLC to form BigBear.ai Holdings, Inc., where he continues to serve as a member of the board of directors; GigInternational1, where he has served as Executive Chairman of the board of directors since its inception in February 2021, and which completed its initial public offering in May 2021; and GIG5, where he has served as Executive Chairman of the board of directors since its inception in January 2021, and which completed its initial public offering in September 2021. Dr. Katz also serves as Executive Chairman of GIG6 since December 2021, where he previously served as Executive Chairman since its inception in January 2021 until February 2021, when Dr. Dinu substituted for him in this role until December 2021. Dr. Katz is also the co-founder of Cognizer, Inc., a software company specializing in deep-learning powered natural language artificial intelligence, and was the Executive Chairman of Cognizer’s board of directors from its inception in December 2018 until August 2020. Prior to GIG1, GIG3, GIG4, GIG5, GIG6 and GigInternational1, Dr. Katz dedicated 10 years to incept and bootstrap, develop and manage GigPeak. Dr. Katz served as Chairman of the Board, Chief Executive Officer and President of GigOptix/GigPeak. From its inception in 2007 until its sale in April 2017 to IDT for $250 million in cash, GigPeak provided semiconductor integrated circuits (ICs) and software solutions for high-speed connectivity and video compression. While Dr. Katz was at GigPeak’s helm, the company completed 10 M&A deals. From February 2014 to September 2017, Dr. Katz was Chairman of the board of directors of Brazil-Photonics, in Campinas, Brazil, a joint venture that GigPeak established with the Centro de Pesquisa e Desenvolvimento em Telecomunicações. From 2003 to 2005, Dr. Katz was the Chief Executive Officer, President, and member of the board of directors of Intransa, Inc., which at the time provided full-featured, enterprise-class IP-based Storage Area Networks (SAN). From 2000 to 2003, Dr. Katz was the Chief Executive Officer and a member of the board of directors of Equator Technologies, which at the time sought to commercialize leading edge programmable media processing platform technology for the rapid design and deployment of digital media and imaging products. Dr. Katz has held several leadership positions over the span of his career within the technology industry and has made numerous angel investments in high-tech companies around the world. Dr. Katz is a graduate of the 1976 class of the Israeli Naval Academy, graduate of the 1979 USA Navy ASW class, and holds a B.Sc. and Ph.D. in Semiconductors Materials from the Technion (Israel Institute of Technology). Dr. Katz is a serial entrepreneur, holds many U.S. and international patents, has published many technical papers and is the editor of a number of technical books. Dr. Katz is married to Dr. Dinu, a member of our Board. The Company believes that Dr. Katz is qualified to serve as Chairman of the Board based on his business experience as a founder, inventor, chief executive officer and director of a publicly listed company and his investing experience.

Agnès Rey-Giraud. Ms. Rey-Giraud joined our Board upon the closing of the Business Combinations in June 2021. Ms. Rey-Giraud is Chairman of Acera Surgical, Inc., which she co-founded in 2013, and until May 2022, was its Chief Executive Officer. Acera Surgical has engineered a new class of resorbable synthetic hybrid-scale fiber matrices designed to restore damaged tissue. Ms. Rey-Giraud played an essential role in devising Acera’s initial strategy, recruiting the company’s first leadership team and securing the financial backing to bring revolutionary concepts from the lab to the operating room. Ms. Rey-Giraud was previously an officer at Express Scripts Holding Company (Nasdaq: ESRX), a Fortune 100 company, where she served in multiple executive roles of increasing responsibility, including Executive Vice President of Product Development, Supply Chain, Corporate Strategy and President of International Operations. Ms. Rey-Giraud currently serves on the board of GoodRx, Inc. (Nasdaq: GDRX), a role she has held since 2016. The company recently completed a multibillion IPO. GoodRx offers a range of services that help people get the healthcare they need at a price they can afford. In addition, Ms. Rey-Giraud has served on numerous boards of directors, including RxHub (now SureScripts), a healthcare technology services company, from its design and creation from 2000 to 2006. During this period, RxHub transformed from a business plan to a service and technology platform, facilitating the creation of communication standards and the adoption of electronic prescribing in the United States that are now the common standard in the country. Her other board roles have included Pritikin, a wellness company, from September 2011 to June 2020 and HD Smith, a privately owned drug wholesale distributor, from September 2013 to March 2015. Ms. Rey-Giraud is a cancer survivor who credits a clinical trial with her life-saving treatment. She has since become an advocate for breast cancer awareness and affordable health care, especially for patients diagnosed with debilitating or terminal illness. Ms. Rey-Giraud holds an MBA from the University of Chicago, a Master of Management in Operations from Ecole de Management de Lyon Business School, and a Master’s Degree in engineering, also earned in France. She has earned certifications in board service from Northwestern University and Harvard College. The Company believes that Ms. Rey-Giraud is qualified to serve on the Board based on her business experience, and in particular with companies in the healthcare technology space.

Dr. Chirinjeev Kathuria. Dr. Kathuria has served as a member of our Board since the closing of the Business Combinations in June 2021, and previously also served as Co-Chairman of our Board until June 2022. Dr. Kathuria is an Indian American investor, businessperson, and philanthropist. He co-founded UpHealth Holdings in October 2020, following the reorganization of UpHealth Services, Inc., which he founded in November 2019. Prior to the closing of the Business Combinations, he served as the Chairman of the Board of UpHealth Holdings and UpHealth Services, Inc. since each of their inceptions. Dr. Kathuria co-founded Ocean Biomedical in January 2019 and serves as the Chairman of its board of directors, a position he has held since inception. Ocean Biomedical is a biotech company that partners with leading scientists and research institutions to accelerate the translation of new discoveries into breakthrough medicines. Dr. Kathuria also co-founded AIRO Group in March 2020 and serves as the Chairman of its board of directors, a position he has held since inception. AIRO Group offers an end-to-end solution for the next generation of avionics, manned and unmanned mobility, and multi-modal transportation for defense and commercial markets. In addition, Dr. Kathuria co-founded and served as Chairman of New Generation Power in February 2009 and founded and served as a director of American Teleradiology NightHawks, Inc. in March 2003. American Teleradiology NightHawks, Inc. merged with NightHawk Radiology Holdings, Inc. and the combined company went public on Nasdaq in October 2006. Dr. Kathuria served as a director of The X-Stream Networks Inc. from March 1998 to March 2000, an internet service provider which was sold to Liberty Surf Group S.A. and subsequently went public on the Paris Stock Exchange. Dr. Kathuria has also been involved in space exploration, and was the Founding Director of MirCorp in January 1999, the first commercial company to privately launch and fund manned space programs. Dr. Kathuria ran for U.S. Senate in Illinois, becoming the first Indian American to run for the U.S. Senate in U.S. history, in a race that included eventual winner, President Barack Obama. Dr. Kathuria received a Bachelor of Science degree and Doctor of Medicine from Brown University and a Master of Business Administration degree from Stanford University. The Company believes that Dr. Kathuria is qualified to serve on the Board based on his historic knowledge of UpHealth Holdings, vision for company growth and his leadership and managerial experience.

CORPORATE GOVERNANCE

Director Independence

The Board has determined that, other than Mr. Meckey and Drs. Kathuria and Pylypiv, each of the current members and nominees of the Board is an “independent director” for purposes of the listing standards of the New York Stock Exchange (“NYSE”) and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, as the term relates to membership on the Board and the various committees of the Board, and which is defined generally as a person other than an executive officer or employee of UpHealth or its subsidiaries or any other individual having a relationship, which, in the opinion of our Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Board Responsibilities and Structure

The Board oversees, counsels, and directs management in the long-term interests of UpHealth and our stockholders. The Board’s responsibilities include:

•	selecting, evaluating the performance of, and determining the compensation of the CEO and other executive officers;

•	planning for succession with respect to the position of CEO and monitoring management’s succession planning for other executive officers;

•	reviewing and approving our major financial objectives and strategic and operating plans, and other significant actions;

•	overseeing the conduct of our business and the assessment of our business and other enterprise risks to evaluate whether the business is being properly managed; and

•	overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures, and compliance with law and ethics.

The Board and its committees met throughout the year on a set schedule, held special meetings, and acted by written consent from time to time as appropriate.

Board Leadership Structure. The Board has leadership in the form of a Chairman of the Board. The Bylaws establish a fixed policy regarding the separation of the offices of Chairman of the Board and Chief Executive Officer. In accordance with this policy, the Board maintains a separate Chairman of the Board who is not the CEO of UpHealth. The duties of the Chairman of the Board include:

•	presiding over all meetings of the Board;

•	preparing the agenda for Board meetings in consultation with the CEO and other members of the Board;

•

working with the Chairman of the Nominating and Corporate Governance Committee and the Compensation Committee to manage the Board’s process for annual director self-assessment and evaluation of the Board and of the CEO;

•	general supervision and control of the acquisition and financing activities of the Company; and

•	presiding over all meetings of stockholders.

The Board’s Role in Risk Oversight at UpHealth

One of the Board’s functions is oversight of risk management at UpHealth. “Risk” is inherent in business, and the Board seeks to understand and advise on risk in conjunction with the activities of the Board and the Board’s committees.

Defining Risk. The Board and management consider “risk” for these purposes to be the possibility that an undesired event could occur that might adversely affect the achievement of our objectives. Risks vary in many ways, including the ability of UpHealth to anticipate and understand the risk, the types of adverse impacts that could occur if the undesired event occurs, the likelihood that an undesired event and a particular adverse impact would occur, and the ability of UpHealth to control the risk and the potential adverse impacts. Examples of the types of risks faced by UpHealth include:

•	macro-economic risks, such as inflation, reductions in economic growth, or recession;

•	political risks, such as restrictions on access to markets, confiscatory taxation, or expropriation of assets;

•	“event” risks, such as natural disasters; and

•	business-specific risks related to strategic position, operational execution, financial structure, legal and regulatory compliance, and corporate governance.

Not all risks can be dealt with in the same way. Some risks may be easily perceived and controllable, and other risks are unknown; some risks can be avoided or mitigated by particular behavior, and some risks are unavoidable as a practical matter. For some risks, the potential adverse impact would be minor, and, as a matter of business judgment, it may not be appropriate to allocate significant resources to avoid the adverse impact; in other cases, the adverse impact could be significant, and it is prudent to expend resources to seek to avoid or mitigate the potential adverse impact. In some cases, a higher degree of risk may be acceptable because of a greater perceived potential for reward. UpHealth engages in numerous activities seeking to align its voluntary risk-taking with company strategy, and understands that its projects and processes may enhance UpHealth’s business interests by encouraging innovation and appropriate levels of risk-taking.

Management is responsible for identifying risk and risk controls related to significant business activities; mapping the risks to company strategy; and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward, the appropriate manner in which to control risk, and the support of the programs discussed below and their risk to company strategy. The Board implements its risk oversight responsibilities by having management provide periodic briefing and informational sessions on the significant voluntary and involuntary risks that UpHealth faces and how UpHealth is seeking to control risk if and when appropriate. In some cases, as with risks of new technology and risks related to product acceptance, risk oversight is addressed as part of the full Board’s engagement with the CEO and management. In other cases, a Board committee is responsible for oversight of specific risk topics. For example, the Audit Committee oversees issues related to internal control over financial reporting and significant pending and threatened litigation, and the Compensation Committee oversees risks related to compensation programs, as discussed in greater detail below. The Board has also established a Compliance Committee to address healthcare regulatory and other compliance risk issues. Presentations and other information for the Board and Board committees generally identify and discuss relevant risk and risk control, and the Board members assess and oversee the risks as a part of their review of the related business, financial, or other activity of UpHealth. The full Board also receives specific reports on enterprise risk management, in which the identification and control of risk are the primary topics of the discussion.

Executive Sessions

UpHealth regularly has executive sessions of the Board where members of management and members of the Board who are employees of the Company are not in attendance. The Chairman of the Board, Dr. Avi S. Katz, has presided at these executive sessions. Any party wishing to make their concerns known to non-management or independent directors of the Board may contact Drs. Katz and Raluca Dinu and Ms. Agnès Rey-Giraud at the following email address: independentdirectors@uphealthinc.com.

Meetings of the Board and Committees

The Board held 15 meetings during the period between the closing of the Business Combinations on June 9, 2021, when the current Board that was elected at the June 4, 2021 stockholder meeting that approved the consummation of the Business Combinations that formed UpHealth commenced service, to December 31, 2021. The Board currently has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Compliance Committee. During our last fiscal year, each of our incumbent directors attended at least 75% of the total number of meetings of the Board and all of the committees of the Board on which such director served during that period.

The following table sets forth the standing committees of the Board and the members of each committee as of the date that this Proxy Statement was first made available to our stockholders:

Name of Director	Audit	Compensation	Nominating and Corporate Governance	Compliance
Dr. Avi S. Katz			Chair	X
Dr. Raluca Dinu	X	X		Chair
Agnès Rey-Giraud		Chair	X	X
Neil Miotto	Chair	X		X
Dr. Mariya Pylypiv
Nathan Locke	X		X
Jerome Ringo
Dr. Chirinjeev Kathuria
Samuel J. Meckey(1)

Number of meetings during fiscal year 2021:	4	9	1	2

(1)	Mr. Meckey joined our Board in July 2022.

Audit Committee

The Audit Committee is responsible for, among other matters:

•

assisting the Board in the oversight of (i) the accounting and financial reporting processes of the Company and the audits of the financial statements of Company, (ii) the preparation and integrity of the financial statements of the Company, (iii) the compliance by the Company with financial statement and regulatory requirements, (iv) the performance of the Company’s internal finance and accounting personnel and its independent registered public accounting firms, and (v) the qualifications and independence of the Company’s independent registered public accounting firms;

•

reviewing with each of the internal and independent registered public accounting firms the overall scope and plans for audits, including authority and organizational reporting lines and adequacy of staffing and compensation;

•

reviewing and discussing with management and internal auditors the Company’s system of internal control and discussing with the independent registered public accounting firm any significant matters regarding internal controls over financial reporting that have come to its attention during the conduct of its audit;

•

reviewing and discussing with management, internal auditors and independent registered public accounting firm the Company’s financial and critical accounting practices, and policies relating to risk assessment and management;

•

receiving and reviewing reports of the independent registered public accounting firm discussing (i) all critical accounting policies and practices to be used in the firm’s audit of the Company’s financial statements, (ii) all alternative treatments of financial information within U.S. GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent registered public accounting firm, and (iii) other material written communications between the independent registered public accounting firm and management, such as any management letter or schedule of unadjusted differences;

•

reviewing and discussing with management and the independent registered public accounting firm the annual and quarterly financial statements and section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company prior to the filing of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

•

reviewing, or establishing, standards for the type of information and the type of presentation of such information to be included in earnings press releases and earnings guidance provided to analysts and rating agencies;

•

discussing with management and the independent registered public accounting firm any changes in Company’s critical accounting principles and the effects of alternative U.S. GAAP methods, off-balance sheet structures and regulatory and accounting initiatives;

•	reviewing material pending legal proceedings involving the Company and other contingent liabilities;

•

meeting periodically with the Chief Executive Officer, Chief Financial Officer, the senior internal auditing executive and the independent registered public accounting firm in separate executive sessions to discuss results of examinations;

•

reviewing and approving all transactions between the Company and related parties or affiliates of the officers of the Company requiring disclosure under Item 404 of Regulation S-K prior to the Company entering into such transactions;

•

establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees or contractors of concerns regarding questionable accounting or accounting matters;

•

reviewing periodically with the Company’s management, the independent registered public accounting firm and outside legal counsel (i) legal and regulatory matters which may have a material effect on the financial statements, and (ii) corporate compliance policies or codes of conduct, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities; and

•	establishing policies for the hiring of employees and former employees of the independent registered public accounting firm.

Our Audit Committee consists of Messrs. Miotto and Locke and Dr. Dinu, each of whom qualifies as an independent director according to the rules and regulations of the SEC and NYSE with respect to Audit Committee membership. Mr. Miotto serves as Chairman of the Audit Committee. Each member of the Audit Committee is financially literate and our Board has determined that Mr. Miotto qualifies as an “Audit Committee financial expert” as defined in applicable SEC rules. Our Board has adopted a written charter for the Audit Committee, which is available on our corporate website at https://investors.uphealthinc.com/governance/governance-documents/. The information on our website is not part of this Proxy Statement.

Compensation Committee

The Compensation Committee is responsible for, among other matters:

•	reviewing the performance of the Chief Executive Officer and executive management;

•	assisting the Board in developing and evaluating potential candidates for executive positions (including Chief Executive Officer);

•

reviewing and approving goals and objectives relevant to the Chief Executive Officer and other executive officer compensation, evaluating the Chief Executive Officer’s and other executive officers’ performance in light of these corporate goals and objectives, and setting Chief Executive Officer and other executive officer compensation levels consistent with its evaluation and the Company’s philosophy;

•	approving the salaries, bonus and other compensation for all executive officers;

•	reviewing and approving compensation packages for new corporate officers and termination packages for corporate officers as requested by management;

•	reviewing and discussing with the Board and senior officers plans for officer development and corporate succession plans for the Chief Executive Officer and other senior officers;

•	reviewing and making recommendations concerning executive compensation policies and plans;

•	reviewing and recommending to the Board the adoption of or changes to the compensation of the Company’s directors;

•	reviewing and approving the awards made under any executive officer bonus plan, and providing an appropriate report to the Board;

•

reviewing and making recommendations concerning long-term incentive compensation plans, including the use of stock options and other equity-based plans, and, except as otherwise delegated by the Board, acting as the “Plan Administrator” for equity-based and employee benefit plans;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for the Company’s executive officers and employees;

•	reviewing periodic reports from management on matters relating to the Company’s personnel appointments and practices;

•	assisting management in complying with the Company’s proxy statement and annual report disclosure requirements;

•	issuing an annual report of the Compensation Committee on Executive Compensation for the Company’s annual proxy statement in compliance with applicable SEC rules and regulations;

•	annually evaluating the Compensation Committee’s performance and the committee’s charter and recommending to the Board any proposed changes to the charter or the committee; and

•

undertaking all further actions and discharging all further responsibilities imposed upon the committee from time to time by the Board, the federal securities laws or the rules and regulations of the SEC.

Our Compensation Committee consists of Ms. Rey-Giraud, Dr. Dinu and Mr. Miotto, each of whom qualifies as an independent director according to the rules and regulations of NYSE with respect to Compensation Committee membership. Ms. Rey-Giraud serves as Chairman of the Compensation Committee. Our Board has adopted a written charter for the Compensation Committee, which is available on our corporate website at https://investors.uphealthinc.com/governance/governance-documents/. The information on our website is not part of this Proxy Statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for, among other matters:

•	developing and recommending to the Board the criteria for appointment as a director;

•	identifying, considering, recruiting and recommending candidates to fill new positions on the Board;

•	reviewing candidates recommended by stockholders;

•	conducting the appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates; and

•	recommending director nominees for approval by the Board and election by the stockholders at the next annual meeting.

The Nominating and Corporate Governance Committee has not established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Our Nominating and Corporate Governance Committee consists of Dr. Katz, Mr. Locke and Ms. Rey-Giraud, each of whom qualifies as an independent director according to the rules and regulations of the SEC and NYSE with respect to Nominating and Corporate Governance Committee membership. Dr. Katz serves as Chairman of the Nominating and Corporate Governance Committee. Our Board has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our website at https://investors.uphealthinc.com/governance/governance-documents/. The information on our website is not part of this Proxy Statement.

Compliance Committee

The Compliance Committee is responsible for, among other matters:

•

reviewing, approving, overseeing and monitoring the Company’s Enterprise Risk Management Program, including determining whether appropriate risks have been identified, establishing a risk management infrastructure to identify, measure, address, monitor and report those risks, and periodically reviewing and approving the Company’s enterprise-wide risk management framework;

•

reviewing, overseeing and monitoring implementation of the Company’s Healthcare Compliance Program and Work Plan, which includes elements recognized by the Office of Inspector General for the Department of Health and Human Services as pertinent to an effective compliance program;

•

establishing a management-level compliance committee and appointing an individual to serve as Chief Compliance Officer, providing prior approval for all decisions relating to the appointment, material discipline, and termination of the Chief Compliance Officer, as well as consultation and prior approval of compensation or benefit decisions impacting the Chief Compliance Officer;

•	receiving and discussing reports prepared by the Chief Compliance Officer and the management-level compliance committee concerning risk and compliance matters, including meeting in executive session;

•	giving regular reports to the Board concerning meetings of the Committee and such other matters as may be specified by the Board;

•	making findings and recommendations to the Board regarding the adequacy of the Company’s compliance program;

•

performing any other activity consistent with its charter as the Committee may deem necessary or appropriate for the fulfillment of its responsibilities under its charter or as required by applicable law or regulation; and

•	conducting an annual performance evaluation of the Committee and annually evaluate the adequacy of its charter.

Our Compliance Committee consists of Drs. Dinu and Katz, Ms. Rey-Giraud and Mr. Miotto. Dr. Dinu serves as Chairman of the Compliance Committee. Our Board has adopted a written charter for the Compliance Committee.

Director Nominations

In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of UpHealth (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by UpHealth; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by UpHealth. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described herein. For additional information regarding the nomination process and applicable requirements, see “Stockholder Proposals and Nominations to be Presented At 2023 Annual Meeting” on page 46 of this Proxy Statement.

Communications with Directors

Stockholders may communicate with UpHealth’s Board through UpHealth’s Secretary by writing to the following address: Board of Directors, c/o Secretary, UpHealth, Inc., 14000 S. Military Trail, Suite 203, Delray Beach, Florida 33484. UpHealth’s Secretary will forward all correspondence to the Board, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. UpHealth’s Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within UpHealth for review and possible response.

Director Attendance at Annual Meetings

We attempt to schedule our annual meeting of stockholders at a time and date to accommodate attendance by directors taking into account the directors’ schedules. All directors are encouraged to attend our annual meeting of stockholders. This Annual Meeting is the first annual meeting of stockholders to be held by UpHealth since the consummation of the Business Combinations that formed UpHealth and the election of the current Board.

Committee Charters and Other Corporate Governance Materials

We have adopted a Code of Business Conduct and Ethics applicable to our management team and employees in accordance with applicable federal securities laws. We have previously filed copies of our Code of Business Conduct and Ethics and the charter for each of our committees. You can review those documents, as well as our other publicly filed documents, by accessing our public filings at our website at https://uphealthinc.com/ or at the SEC’s website at www.sec.gov. In addition, a copy of the Code of Business Conduct and Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Business Conduct and Ethics in a Current Report on Form 8-K.

Our Board has adopted written charters for the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee that are available on our website at https://investors.uphealthinc.com/governance/governance-documents/.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that address the composition of the Board, criteria for Board membership and other Board governance matters. These guidelines are available on our website at https://investors.uphealthinc.com/governance/governance-documents/. A printed copy of the guidelines may also be obtained by any stockholder upon request.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has selected Plante & Moran, PLLC (“Plante & Moran”) to serve as our independent registered public accounting firm to audit the consolidated financial statements of UpHealth for the fiscal year ending December 31, 2022. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent registered public accounting firm for UpHealth. Even if the appointment is ratified, our Board may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of UpHealth and its stockholders.

For this Annual Meeting, a representative of Plante & Moran is expected to be present, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Change of Auditors in June 2021

As previously reported on the Company’s Current Report on Form 8-K filed with the SEC on June 15, 2021, the Audit Committee of the Board approved the appointment of Plante & Moran as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended December 31, 2021. Plante & Moran served as the independent registered public accounting firm of UpHealth Holdings, Inc., a wholly owned subsidiary of the Company and the Company’s accounting predecessor, prior to the closing of the Business Combinations. Accordingly, BPM LLP (“BPM”), the independent registered public accounting firm since 2019 of GigCapital2, Inc. (“GigCapital2”), the Company’s legal predecessor, was informed on June 14, 2021 that it would be replaced by Plante & Moran as the Company’s independent registered public accounting firm effective immediately.

The report of BPM on GigCapital2’s balance sheets as of December 31, 2020 (as restated) and the statements of operations and comprehensive income (loss), stockholders’ equity and cash flows for the year ended December 31, 2020 (as restated), did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainties, audit scope or accounting principles, except that such audit report contained explanatory paragraphs in which BPM expressed substantial doubt about the Company’s ability to continue as a going concern and indicated that the 2020 financial statements had been restated to correct misstatements.

During the year ended December 31, 2020 and the subsequent interim period through the date of BPM’s dismissal on June 14, 2021, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) between the Company and BPM on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BPM would have caused it to make reference to the subject matter of the disagreements in its reports on the Company’s financial statements for such periods.

During the year ended December 31, 2020 and the subsequent interim period through the date of BPM’s dismissal on June 14, 2021, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act), other than for the year ended December 31, 2020, GigCapital2 reported a material weakness in its internal control over financial reporting related to mistakes in its accounting for warrants issued in connection with a private placement. The Audit Committee of GigCapital2 discussed the subject matter of this “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act) with BPM, and the Company authorized BPM to respond fully to the inquiries of Plante & Moran concerning its subject matter.

During the year ended December 31, 2020 and the subsequent interim period through the date of the Company’s appointment of Plante & Moran as the Company’s independent registered public accounting firm on June 14, 2021, the Company did not consult with Plante & Moran regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the financial statements of GigCapital2, and no written report or oral advice was provided that Plante & Moran concluded was an important factor considered by us in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).

Principal Accountant Fees and Services

For UpHealth’s fiscal year ended December 31, 2020, its independent registered public accounting firm was BPM LLP. On June 14, 2021, Plante & Moran, PLLC, Denver, CO, PCAOB ID: 166, was appointed as UpHealth’s independent registered public accounting firm for the fiscal year ended December 31, 2021. The following table presents the aggregate fees billed for professional services rendered by Plante & Moran, PLLC and BPM LLP for the fiscal years ended December 31, 2021 and 2020, respectively.

	Year Ended December 31,
Type of Fees	2021	2020
Audit Fees(1)	$1,437,500	$81,584
Audit-Related Fees(2)	80,500	18,738
Tax Fees(3)	20,930	6,420
All Other Fees(4)	—	—

Total	$1,538,930	$106,742

(1)

Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of UpHealth’s year-end consolidated financial statements, reviews of the quarterly condensed consolidated financial statements and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings.

(2)

Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our year-end financial statements and are not reported under “Audit Fees.” These services include comfort letters and consents related to the filings of registration statements.

(3)	Tax Fees. Tax fees consist of fees billed for professional services relating to tax compliance, tax planning and tax advice.

(4)	All Other Fees. All other fees consist of fees billed for all other services.

Policy on Board Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Auditors

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee shall review and, in its sole discretion, pre-approve all audit and permitted non-audit services to be provided by the independent registered public accounting firm as provided under the Audit Committee charter.

The Audit Committee has determined that all services performed by Plante & Moran and BPM are compatible with maintaining the independence of Plante & Moran and BPM. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to approve permitted services provided that the Chairman reports any decisions to the Audit Committee at its next scheduled meeting. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval process.

Vote Required and Board Recommendation

A majority of the votes cast “For” or “Against” this proposal at the Annual Meeting must be cast “For” this proposal for it to be approved. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal. If the stockholders do not approve the ratification of Plante & Moran as our independent registered public accounting firm, the Audit Committee will reconsider its selection.

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of Plante & Moran as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee currently consists of three directors, each of whom, in the judgment of the Board, is an “independent director” as defined in the listing standards of the NYSE. The Audit Committee acts pursuant to a written charter that has been adopted by the Board. A copy of the charter is available on UpHealth’s website at https://investors.uphealthinc.com/governance/governance-documents/.

The Audit Committee oversees UpHealth’s financial reporting process on behalf of the Board. The Audit Committee is responsible for retaining UpHealth’s independent registered public accounting firm, evaluating its independence, qualifications and performance, and approving in advance the engagement of the independent registered public accounting firm for all audit and non-audit services. Management has the primary responsibility for the consolidated financial statements and the financial reporting process, including internal controls, and procedures designed to insure compliance with applicable laws and regulations. UpHealth’s independent registered public accounting firm, Plante & Moran, PLLC, is responsible for expressing an opinion as to the conformity of our audited consolidated financial statements with accounting principles generally accepted in the United States of America.

The Audit Committee has reviewed and discussed with management UpHealth’s audited consolidated financial statements. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (United States) (“PCAOB”). In addition, the Audit Committee has met with the independent registered public accounting firm, with and without management present, to discuss the overall scope of the independent registered public accounting firm’s audit, the results of its examinations, its evaluations of UpHealth’s internal controls and the overall quality of UpHealth’s financial reporting.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to UpHealth’s Board that UpHealth’s audited consolidated financial statements be included in UpHealth’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

AUDIT COMMITTEE

Mr. Neil Miotto, Chairman

Dr. Raluca Dinu

Mr. Nathan Locke

The foregoing Report of the Audit Committee shall not be deemed to be incorporated by reference into any filing of UpHealth under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that UpHealth specifically incorporates such information by reference in such filing and shall not otherwise be deemed “filed” under either the Securities Act or the Exchange Act or considered to be “soliciting material.”

PROPOSAL NO. 3

APPROVAL OF AN AMENDMENT TO OUR SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

Our Board has approved, and is seeking stockholder approval of, an amendment (the “Amendment”) to our Second Amended and Restated Certificate of Incorporation (the “Charter”) to combine the outstanding shares of our Common Stock into a lesser number of outstanding shares (a “Reverse Stock Split”), at a specific ratio within a range of 4:1 to 10:1 to be fixed by the Board.

On September 29, 2022, our Board unanimously determined that the Amendment is advisable and in the best interests of the Company and our stockholders and recommended that our stockholders approve the Amendment. In accordance with the General Corporation Law of the State of Delaware, we are hereby seeking approval of the Amendment by our stockholders.

No other changes to the Charter are being proposed. The full text of the proposed Amendment is attached to this Proxy Statement as Appendix A.

Reverse Stock Split

If approved by our stockholders, this proposal would permit (but not require) the Board to effect a Reverse Stock Split of the outstanding shares of our Common Stock, at a specific ratio within a range of 4:1 to 10:1, with the specific ratio to be fixed within this range by the Board in its sole discretion without further stockholder approval. We believe that enabling the Board to fix the specific ratio of the Reverse Stock Split within the stated range will provide us with the flexibility to implement it in a manner designed to maximize the anticipated benefits for our stockholders.

In fixing the ratio, the Board may consider, among other things, factors such as: the initial and continued listing requirements of the NYSE; the number of shares of our Common Stock outstanding; potential financing opportunities; and prevailing general market and economic conditions.

The Reverse Stock Split, if approved by our stockholders, would become effective upon the filing of the Amendment to our Charter with the Secretary of State of the State of Delaware (the “Effective Time”). Such filing is expected to occur promptly after stockholder approval of this proposal, with the exact timing of the Amendment to be determined by the Board based on its evaluation as to when such action will be the most advantageous to our Company and our stockholders. In addition, the Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to abandon the Reverse Stock Split if, at any time prior to the Effective Time, the Board, in its sole discretion, determines that it is no longer in our best interest and the best interests of our stockholders to proceed.

The Amendment to our Charter to effect the Reverse Stock Split will include the Reverse Stock Split ratio fixed by the Board, within the range approved by our stockholders.

Reasons for the Reverse Stock Split

The Board’s primary reasons for approving and recommending the Reverse Stock Split are to increase the per share price of the Company’s Common Stock to comply with the minimum share price requirement of the continued listing standards of the NYSE.

Reducing the number of outstanding shares of our Common Stock should, absent other factors, generally increase the per share market price of the Common Stock. Although the intent of the Reverse Stock Split is to increase the price of our Common Stock, there can be no assurance that even if the Reverse Stock Split is effected, that the share price of the Company’s Common Stock will be sufficient, over time, for the Company to maintain compliance with the NYSE minimum share price requirement.

Reducing the number of outstanding shares of our Common Stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of our Common Stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our Common Stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of our Common Stock will increase following the Reverse Stock Split, that as a result of the Reverse Stock Split we will be able to meet or maintain a share price over the minimum average share price required by the NYSE or that the market price of our Common Stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our Common Stock after the Reverse Stock Split will increase in proportion to the reduction in the number of shares of our Common Stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of our Common Stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

Potential Effects of the Proposed Amendment to Effect a Reverse Stock Split

If our stockholders approve the Reverse Stock Split and the Board effects it, the number of shares of Common Stock issued and outstanding will be reduced, depending upon the ratio determined by the Board. The Reverse Stock Split will affect all holders of our Common Stock uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except that, as described below under “Fractional Shares,” record holders of Common Stock otherwise entitled to a fractional share as a result of the Reverse Stock Split because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will automatically be entitled to receive an additional fraction of a share of Common Stock to round up to the next whole share. In addition, the Reverse Stock Split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

The Reverse Stock Split will not change the terms of the Common Stock. Additionally, the Reverse Stock Split will have no effect on the number of shares of Common Stock that we are authorized to issue. After the Reverse Stock Split, the shares of Common Stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the Common Stock now authorized. The Common Stock will remain fully paid and non-assessable.

After the Effective Time, we will continue to be subject to the periodic reporting and other requirements of the Exchange Act.

Registered “Book-Entry” Holders of Common Stock

Our registered holders of Common Stock hold some or all of their shares electronically in book-entry form with our transfer agent. These stockholders do not have stock certificates evidencing their ownership of the Common Stock. They are, however, provided with statements reflecting the number of shares registered in their accounts.

Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action to receive evidence of their shares of post-Reverse Stock Split Common Stock.

Holders of Certificated Shares of Common Stock

From and after the Effective Time, each holder of certificate(s) which immediately prior to the Effective Time represented outstanding shares of our Common Stock (the “Old Certificates”), shall be entitled to receive certificate(s) representing the shares of post-Reverse Stock Split Common Stock into which the shares of Common Stock represented by such Old Certificates are reclassified pursuant to the Amendment.

Stockholders holding shares of our Common Stock in certificated form will be sent a letter of transmittal by the transfer agent after the Effective Time. The letter of transmittal will contain instructions on how a stockholder may surrender his, her or its Old Certificates to the transfer agent. Unless a stockholder specifically requests a new paper certificate or holds restricted shares, upon the stockholder’s surrender of his, her or its Old Certificates to the transfer agent, together with a properly completed and executed letter of transmittal, the transfer agent will register the appropriate number of shares of post-Reverse Stock Split Common Stock electronically in book-entry form and provide the stockholder with a statement reflecting the number of shares registered in the stockholder’s account. No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates. Until surrendered, each Old Certificate will continue to be valid and represent the number of shares of post-Reverse Stock Split Common Stock into which such shares of Common Stock shall have been converted pursuant to the Amendment, excluding any fractional shares. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for the appropriate number of shares of post-Reverse Stock Split Common Stock. If an Old Certificate has a restrictive legend on its reverse side, a new certificate will be issued with the same restrictive legend on its reverse side.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

We will not issue fractional shares in connection with the Reverse Stock Split. Instead, stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will automatically be entitled to receive an additional fraction of a share of Common Stock to round up to the next whole share. In any event, cash will not be paid for fractional shares.

Effect of the Reverse Stock Split on Outstanding Stock Options and Warrants

Based upon the Reverse Stock Split ratio, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants. This would result in approximately the same aggregate price being required to be paid under such options or warrants upon exercise, and approximately the same value of shares of Common Stock being delivered upon such exercise immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split. The number of shares reserved for issuance pursuant to these securities will be reduced proportionately based upon the Reverse Stock Split ratio.

Accounting Matters

The proposed Amendment to our Charter will not affect the par value of our Common Stock. As a result, at the Effective Time, the stated capital on our balance sheet attributable to the Common Stock will be reduced in the same proportion as the Reverse Stock Split ratio, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss will be restated for prior periods to conform to the post-Reverse Stock Split presentation.

Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes, as of the date of this Proxy Statement, certain U.S. federal income tax consequences of the Reverse Stock Split to U.S. holders of our Common Stock, as defined below. For purposes of this summary, a U.S. holder is a beneficial owner of our Common Stock that is:

•	an individual citizen or resident of the United States, as determined for U.S. federal income tax purposes;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if: (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons has the authority to control all of its substantial decisions or (ii) it was in existence before August 20, 1996 and a valid election is in place under applicable Treasury regulations to treat such trust as a U.S. person for U.S. federal income tax purposes.

This summary is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this Proxy Statement, and all of which are subject to change. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split. We have not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the Reverse Stock Split and do not intend to do so. This summary is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed herein.

This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to persons that may be subject to special treatment under U.S. federal income tax law, including banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, persons whose functional currency is not the U.S. dollar, partnerships or other pass-through entities, traders in securities that elect to mark to market and dealers in securities or currencies, persons that hold our Common Stock as part of a position in a “straddle” or as part of a “hedging transaction,” “conversion transaction” or other integrated investment transaction for U.S. federal income tax purposes, non-U.S. persons, shareholders who acquired their shares of our Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, holders of interests other than Common Stock, including options or warrants, or persons that do not hold our Common Stock as “capital assets” (generally, property held for investment). This summary does not address U.S. backup withholding and information reporting. This summary does not address U.S. holders who beneficially own Common Stock through a “foreign financial institution” (as defined in Code Section 1471(d)(4)) or certain other non-U.S. entities specified in Code Section 1472. This summary does not address tax considerations arising under any state, local or non-U.S. laws, or under U.S. federal estate or gift tax laws.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) holds our Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our Common Stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

Each holder should consult his, her or its own tax advisors concerning the particular U.S. federal tax consequences of the Reverse Stock Split, as well as the consequences arising under the laws of any other taxing jurisdiction, including any non-U.S., state, or local income tax consequences

General U.S. Federal Income Tax Treatment of the Reverse Stock Split

The Reverse Stock Split is intended to qualify as a “reorganization” under Section 368 of the Code that should constitute a “recapitalization” for U.S. federal income tax purposes. Assuming the Reverse Stock Split qualifies as a reorganization, a U.S. holder generally should not recognize income, gain, or loss upon the exchange of shares of our Common Stock for a lesser number of shares of our Common Stock, based upon the Reverse Stock Split ratio, except potentially to the extent of the value of any additional fraction of a share of our Common Stock received by a U.S. holder due to rounding up in lieu of issuance of fractional shares of our Common Stock, as described above under “Fractional Shares”. The U.S. federal income tax consequences of receiving any additional fraction of a share of Common Stock in lieu of a fractional share is unclear. A U.S. holder could recognize gain to the extent, if any, that the value of any additional fraction of a share of our Common Stock received solely in lieu of issuance of fractional shares, on a per share basis, exceeds the U.S. holder’s per share basis in its shares of Common Stock held immediately after the Reverse Stock Split, excluding the additional fraction of a share. A U.S. holder’s aggregate tax basis in the lesser number of shares of our Common Stock received in the Reverse Stock Split generally should be the same as such U.S. holder’s aggregate tax basis in the shares of our Common Stock that such U.S. holder owned immediately prior to the Reverse Stock Split, except potentially to the extent that any gain is recognized with respect to an additional fraction of a share of our Common Stock received solely as a result of rounding up. The holding period for the shares of our Common Stock received in the Reverse Stock Split generally should include the period during which a U.S. holder held the shares of our Common Stock that were surrendered in the Reverse Stock Split, except that any additional fraction of a share of our Common Stock received as a result of rounding up in lieu of issuance of fractional shares may have a new holding period starting on or immediately after the date of the Reverse Stock Split. The Treasury regulations provide detailed rules for allocating the tax basis and holding period of shares exchanged in a reorganization, and U.S. holders should consult their personal tax advisors regarding such allocation. In addition, U.S. holders of shares of our Common Stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

THE FOREGOING IS INTENDED ONLY AS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO U.S. HOLDERS, AND DOES NOT CONSTITUTE A TAX OPINION. EACH HOLDER OF OUR COMMON SHARES SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO IT.

Interests of Officers and Directors in this Proposal

Our officers and directors do not have any substantial interest, direct or indirect, in this proposal.

Vote Required and Board Recommendation

The affirmative vote of a majority of the outstanding shares of our Common Stock is required to approve this proposal to amend the Charter to effect a Reverse Stock Split of our Common Stock. Abstentions will have the effect of a vote against this proposal. Broker non-votes will be counted as present for purposes of determining the presence of a quorum, but will not have any effect on the outcome of the proposal.

The Board unanimously recommends that you vote “FOR” this Proposal No. 3 to approve the Amendment to the Charter to effect a Reverse Stock Split of our Common Stock, at a specific ratio within a range of 4:1 to 10:1 to be fixed by the Board.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of our executive compensation philosophy, objectives and design, our compensation-setting process, the components of our executive compensation program, and the decisions made for compensation in respect of 2021 for our executive officers should be read together with the compensation tables and related disclosures set forth below. The discussion in this section contains forward-looking statements that are based on our current considerations and expectations relating to our executive compensation programs and philosophy. As our business and our needs evolve, the actual amount and form of compensation and the compensation programs that we adopt may differ materially from current or planned programs as summarized in this section.

Overview

This section provides an overview of our executive compensation program, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. It is important to note that for the period leading up to the Business Combinations in June 2021, the compensation of our named executive officers was determined by and paid in connection with services provided to UpHealth Holdings and that many of these compensation arrangements remained in place post-Business Combinations as our Compensation Committee was constituted at the time of the Business Combinations in June 2021 and then took steps to engage an independent compensation consultant, develop a peer group and benchmarking, evaluate the existing programs previously implemented by UpHealth Holdings against such benchmarking and develop a framework for both short term incentive plans and long term incentive plans going forward. Accordingly, a portion of the compensation matters discussed in this Compensation Discussion and Analysis are the compensation arrangements that were in place at the time of the Business Combinations.

Given the above, we view fiscal year 2021 as having been a transition year. As such, in evaluating our overall executive compensation program and decisions, including payouts and awards under our compensation programs, the Compensation Committee considered a number of factors, including the achievement of both strategic enterprise and financial objectives and the position of our company in fiscal year 2021 as a newly public, high growth, transformational company. On a going forward basis, the Compensation Committee expects to make any determinations as it relates to the payout of the previous year’s compensation programs as well as the adoption of any performance measures for the current fiscal year. This allows the Compensation Committee to have a good understanding of the prior fiscal year financial performance in order to evaluate the performance of the named executive officers against previously adopted performance measures as well as develop plans and performance metrics based on the annual operating plan for the current fiscal year.

Our current named executive officers (each, an “NEO”) are:

Current Named Executive Officer	Age	Title
Samuel J. Meckey(1)	52	Chief Executive Officer
Dr. Ramesh Balakrishnan(2)	68	President and Chief Strategy Officer
Martin S. A. Beck(3)	56	Chief Financial Officer

(1)

Mr. Meckey has served as our Chief Executive Officer and director since July 11, 2022. Prior to joining UpHealth, he served as the Executive Vice President of EXLService Holdings, Inc., a leading data analytics, digital operations, technology and solutions company, since November 2018 and as its Business Head, Healthcare beginning in 2019. During his tenure, he integrated five separate businesses into one cohesive operating unit and developed the strategic plan to double the business’s size, grew revenues and net income, increased gross margin and significantly improved return on invested capital. Prior to joining EXLService Holdings, Inc., Mr. Meckey served as President of UnitedHealth Group’s Optum Global Solutions, where he oversaw the company’s global operations and technology services organization and was responsible for more than 35,000 employees in India, the Philippines, Brazil and the United States, and before that, he held various executive roles at UnitedHealth Group, where he was employed from May 2004 to June 2018. Prior to joining UnitedHealth Group, Mr. Meckey was an officer and naval aviator in the United States Navy from May 1992 to August 2002. He earned a B.S. in Economics from the United States Naval Academy and an MBA from Harvard Business School.
(2)

Dr. Balakrishnan has served as our President and Chief Strategy Officer since July 2022. He previously served as our Chief Executive Officer from the closing of the Business Combinations until July 2022, when he transitioned to his current role. Prior to then, Dr. Balakrishnan served as Co-Chief Executive Officer of UpHealth Holdings from November 2020 until the closing of the Business Combinations, and was also the Chief Executive Officer of Thrasys, Inc. (“Thrasys”), a subsidiary of UpHealth Holdings that delivers technology platforms and applications for integrated care management, from its formation by him in March 2002 until the closing of the Business Combinations. Prior to founding Thrasys, Dr. Balakrishnan co-founded ePropose, Inc., a technology company that pioneered a unique technology for collaboration, in 1998. ePropose, Inc. was merged into a joint venture with Cargill, Inc. – the world’s largest privately held company – in 2001. From 1997 to 1999, Dr. Balakrishnan was Vice President of Software at Asyst Technologies where he was responsible for overall profit and loss for the software division, and the launch of innovative solutions for the global semiconductor industry. Asyst Technologies’ customers represented some of the largest semiconductor fabrication plants in the world including Taiwan Semiconductor Manufacturing Corporation. Prior to joining Asyst Technologies, Dr. Balakrishnan was Director of Applications from 1995 to 1997 at Measurex Corporation, a company that delivered mission critical real-time control systems for discrete and continuous manufacturing. At Measurex, in various roles, Dr. Balakrishnan developed and introduced market leading products in the US, Europe, Asia, Japan, and the Americas. Dr. Balakrishnan holds Ph.D. and M.Sc. degrees from Stanford University and a B.Eng. degree from the University of Madras. He was also a recipient of the very competitive national science talent scholarship awarded by the Government of India for promising science scholars. Dr. Balakrishnan holds 14 domestic and international patents in various areas of technology.

(3)

Mr. Beck has served as our Chief Financial Officer since the closing of the Business Combinations in June 2021. Mr. Beck has served as a Managing Director at Sikich Corporate Finance, LLC since October 2018 and as the founder and President of Rewi Enterprises, LLC, a private investment firm, since 2003. Mr. Beck served as a co-founder and Managing Director of MAT Capital, LLC from October 2009 to January 2016. Mr. Beck was a Director at Macquarie Capital Advisors from January 2007 to August 2009 where he focused on mergers and acquisitions and principal transactions. Before then, beginning in May 2000, Mr. Beck was an Executive Director at J.P. Morgan, where he specialized in mergers and acquisitions in the industrials sectors. Mr. Beck also served as Managing Director of Weichai Power Co. from October 2009 to May 2015, where he led International Corporate Development. Mr. Beck received a Master of Business Administration from New York University, a J.D. from Northwestern University School of Law, and a Bachelor of Arts in Economics from Princeton University.

During the 2022 fiscal year, we have made changes to who are the NEOs from those who were NEOs for the fiscal year ended December 31, 2021. On July 11, 2022, Mr. Meckey joined the Company as its new CEO. That same day, Dr. Balakrishnan transitioned to his new role as President and Chief Strategy Officer of the Company.

In addition, Dr. Al Gatmaitan served as our Chief Operating Officer from the closing of the Business Combinations until January 10, 2022, when he resigned as an officer of the Company. Prior to the closing of the Business Combinations, Dr. Gatmaitan beginning in November 2019 served as the Chief Executive Officer and a board member of UpHealth Services, Inc., which became a subsidiary of UpHealth Holdings following a reorganization in October 2020, and from October 2020 until June 2021 he served as the Co-Chief Executive Officer and a board member of UpHealth Holdings until the closing of the Business Combinations.

Compensation Philosophy and Objectives

Following the consummation of the Business Combinations, UpHealth has developed an executive compensation program that is consistent with the compensation policies and philosophies of the Compensation Committee and the Board, which are designed to align compensation with the Company’s business objectives and the creation of stockholder value, while enabling UpHealth to attract, motivate and retain individuals who contribute to its long-term success. Decisions on the executive compensation program are made by the Compensation Committee.

The objectives of the Company’s executive compensation program are to encourage retention and recruitment of high-performing executives, to motivate employees and align executive interests across the organization and with the Company’s stockholders, to reward sustainable financial performance, accountability and innovation, to create consistence with UpHealth’s strategy and culture (mission, vision and values) and to balance innovation and performance with risk. In setting executive compensation in 2021 following the consummation of the Business Combinations, the Compensation Committee took into account the Company’s strategy, culture and stage in defining plan feature tradeoffs while considering a framework for enhancements and changes in the 2022 fiscal year. The Compensation Committee also looked to manage exceptions to its approach based upon existing contractual commitments at the time of the Business Combinations and the individual profiles of various members of the Company’s management.

Decisions regarding executive compensation reflect a belief that the executive compensation program must be competitive in order to attract and retain highly competent executive officers as well as include a significant element of “pay for performance.” Total compensation will be comprised of base salary, short-term incentive and long-term incentive. A significant portion of compensation for the members of management of the Company is tied to annual performance objectives. All elements of the compensation are defined in absolute dollar values. Further, the Compensation Committee seeks to tie our executive compensation levels to the compensation practices of our peer companies. The targeted percentile for the total compensation is 50% of the peer group compensation and will be implemented over a 3-year period, to take into account the maturity and evolution of the Company.

Base Salary

Base salaries for our NEOs are established based on the individual’s scope of responsibilities, experience, and market factors. The base salary is an annual total cash salary paid over 12 months in equal amounts. The Compensation Committee typically reviews base salaries on an annual basis, referencing peer group and survey data to understand the marketplace for individuals in similar positions. No formulaic base salary increases are provided to our NEOs; however, annual merit increases are provided when the Compensation Committee determines that such increases are warranted in light of national salary increase levels, salary levels within companies in our peer group, individual performance and/or overall company performance. We pay base salaries to attract, recruit and retain qualified employees. The base salaries for 2021 for our NEOs take into account the initial base amount set forth in the executive’s respective employment agreement or employment offer letter, as applicable, and the scope of the executive’s responsibilities, individual contributions, prior experience and sustained performance and will be retroactive to the date the person assumed the role and no earlier than the closing of the Business Combinations in June 2021.

The base salaries of our NEOs for 2021 were as follows:

Executive & Title	2021 Base Salary
Dr. Ramesh Balakrishnan	$408,000
Martin S. A. Beck	$350,000
Dr. Alfonso W. Gatmaitan	$300,000
Samuel J. Meckey(1)	$—

(1)	Mr. Meckey was not employed by the Company in 2021, and thus was not an NEO at that time and did not receive any salary in the 2021 fiscal year.

Annual Bonuses

UpHealth uses annual cash incentive bonuses for the NEOs to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. The annual cash incentive bonus is expressed as a percentage of an individual’s base salary. For the 2021 fiscal year, the bonus value was prorated to the consummation of the Business Combinations in June 2021. The Compensation Committee set the performance targets using four financial metrics for the 2021 fiscal year: net revenue in dollar amount; gross margin percentage; adjusted EBITDA; and free cash flow. Determination of the achievement of the targets is based upon the full year financial results following the completion of the audit of the Company’s financial statements. Following the end of the year, the Compensation Committee determined the extent to which the performance targets were achieved and the amount of the award that is payable to the NEOs. For the NEOs, performance is measured at an aggregated level, and no bonuses were earned as a result of the performance targets not being achieved.

For the 2022 fiscal year, the Compensation Committee has added a fifth measurement criteria – the Company’s organizational health index – for purposes of setting the aggregate corporate performance goals for the annual bonus pool. Furthermore, members of management hired prior to October 1 of the fiscal year will have their annual bonuses prorated for their first year from the date of hire.

Equity-Based Awards

UpHealth uses equity-based awards to reward long-term performance of the NEOs. UpHealth believes that providing a meaningful portion of the total compensation package in the form of equity-based awards aligns the incentives of its NEOs with the interests of its stockholders and serves to motivate and retain the individual NEOs. Any awards would be made in accordance with the executive compensation program discussed above. UpHealth is currently using restricted stock units (“RSUs”) to encourage long term performance. Each award of RSUs will be separated into those that vest over time and those which will vest based on performance using, for the 2021 fiscal year, the same performance metrics as are used for determining achievement of the annual cash incentive bonus. For the NEOs, the performance metrics for vesting of RSUs subject to performance were not achieved in fiscal year 2021.

Other Compensation

UpHealth maintains various employee benefit plans, including medical, dental, life insurance and 401(k) plans, in which the NEOs will participate. It also provides certain perquisites to its named executive officers, subject to the Compensation Committee’s ongoing review.

Deductibility of Executive Compensation

Section 162(m) of the Code denies a federal income tax deduction for certain compensation in excess of $1.0 million per year paid to the chief executive officer, the chief financial officer, the three other most highly paid executive officers of a publicly traded corporation, and anyone previously subject to Section 162(m) as a covered employee for any taxable year beginning after December 31, 2016. It is the policy of UpHealth to consider the tax impact of its compensation arrangements as one factor, among others, in evaluating and determining the structure, implementation, and amount of awards paid to its executive officers. However, to retain highly skilled executives and remain competitive with other employers, the Compensation Committee may authorize compensation that would not be deductible under Section 162(m) or otherwise if it determines that such compensation is in the best interests of the company and its stockholders, and maintaining tax deductibility will not be the sole consideration taken into account in determining what compensation arrangements are in our and our stockholders’ best interests. The right to grant compensation that is not deductible is expressly reserved, and UpHealth may do so.

Summary Compensation Table

The table below sets forth the annual compensation levels of the NEOs for 2021, who as a smaller reporting company consist of the principal executive officer who serves as CEO of UpHealth, and the next two most highly compensated executive officers. The compensation totals and individual amounts reflect the compensation of such officers by UpHealth as of December 31, 2021 and 2020. In fiscal year 2022, such totals and amounts may change based on, among other things, changes to the terms of the employment of such persons.

Name and Principal Position	Year	Base Salary ($)	Bonus ($)(1)	RSUs Awards ($)(2)	All Other Compensation ($)	Total ($)
Dr. Ramesh Balakrishnan(4)(5)(6)(9)	2021	$334,231	$250,000	$22,122,707	$26,133	$22,733,071
President and Chief Strategy Officer	2020	$240,000	$250,000	$—	$39,509	$529,509
Martin S. A. Beck(3)(7)	2021	$492,160	$225,000	$850,001	$839	$1,568,000
Chief Financial Officer	2020	$—	$—	$—	$—	$—
Dr. Alfonso W. Gatmaitan(3)(7)(8)	2021	$599,207	$500,000	$600,000	$1,073	$1,700,280
Chief Operating Officer	2020	$—	$—	$—	$—	$—
Samuel J. Meckey	2021	$—	$—	$—	$—	$—
Chief Executive Officer(10)	2020	$—	$—	$—	$—	$—

(1)	For fiscal year 2021 and 2020, all amounts represent annual bonuses that were paid in that fiscal year.
(2)	The amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.
(3)	For fiscal year 2021, “All other compensation” consists of premium payments for group life insurance.
(4)	The bonuses paid to Dr. Balakrishnan in each of fiscal years 2020 and 2021 were for performance at Thrasys in the prior fiscal years.
(5)

“RSUs awards” for Dr. Balakrishnan for fiscal year 2021 includes $20,622,707.28 in grant date fair value for the award of 4,091,807 RSUs awarded in accord with the terms of the UpHealth Business Combination Agreement.

(6)

“All other compensation” for Dr. Balakrishnan for fiscal year 2020 consisted of $23,237 for premium payments for additional life insurance, $15,000 for company vehicle and vehicle expenses, and $1,272 for home office internet. “All other compensation” for Dr. Balakrishnan for fiscal year 2021 includes $2,896 for premium payments for group life insurance and $23,237 for premium payments for additional life insurance.

(7)

Neither of Dr. Gatmaitan or Mr. Beck received any compensation during 2020. However, pursuant to the terms of the offer letters between each such individual and UpHealth Services, Inc., these individuals were paid their 2020 accrued salary amounts (Mr. Gatmaitan–$300,000 and Mr. Beck–$196,875) upon the closing of the UpHealth Business Combination in June 2021. In addition, Mr. Gatmaitan was paid a bonus of $500,000 as an IPO success bonus upon closing of the UpHealth Business Combination. Mr. Beck received $225,000 upon closing of the UpHealth Business Combination.

(8)	On January 10, 2022, Dr. Gatmaitan submitted his resignation from his position as Chief Operating Officer of the Company effective immediately.
(9)

During fiscal year 2021, Dr. Balakrishnan was employed by the Company as its Chief Executive Officer. On July 11, 2022, Dr. Balakrishnan transitioned to his current role as the Company’s President and Chief Strategy Officer.

(10)

On July 11, 2022, Mr. Meckey joined the Company as its Chief Executive Officer, effective that same day, and was appointed by the Board as a Class I director. Mr. Meckey was not an NEO or a director of the Company during fiscal years 2021 or 2020, and therefore received no compensation during such years.

Outstanding Equity Awards at Fiscal Year-End

The following table reflects information regarding outstanding equity-based awards held by our NEOs as of December 31, 2021.

	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested				Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested(3)
Name	Time- Based RSUs		Performance- Based RSUs(1)(2)
Dr. Ramesh Balakrishnan	4,480,408	(4)	388,601		$10,906,580
Martin S. A. Beck	220,208	(5)	220,207		$986,530
Dr. Alfonso W. Gatmaitan(6)	155,440	(6)	155,441		$696,373
Samuel J. Meckey(7)	—	(7)	—	(7)	$—	(7)

(1)

Consists of RSUs that are “Performance-Based Vesting Equity Awards.” Provided that the recipient’s continued service has not terminated prior to the applicable determination upon filing with the SEC on an Annual Report on Form 10-K of the audit of the Company’s financial statements for the fiscal years ended December 31, 2021, 2022 and 2023 (each an “Audit Filing Date”), the number of Performance-Based Vesting Equity Awards (disregarding any resulting fractional RSU) that are vested shall cumulatively increase three business days following the respective Audit Filing Date as follows:

(A) Up to 120% of 1/3 of the Performance-Based Vesting Equity Awards shall be allocated to become vested based upon the achievement by the Company of the following financial metrics using targets set by the Board in 2021 for the fiscal year ended December 31, 2021 on a pro forma consolidated basis based upon such audit:

1) Total Revenue – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved. For the fiscal year ended December 31, 2021, the low threshold is set as 90% of target, and the high threshold is set as 120% of target.

2) Gross Margin – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved. For the fiscal year ended December 31, 2021, the low threshold is set as the target minus 2%, and the high threshold is set as the target plus 2%.

3) Adjusted EBITDA – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved. For the fiscal year ended December 31, 2021, the low threshold is set as 90% of target, and the high threshold is set as 120% of target.

4) Free Cash Flow – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved. For the fiscal year ended December 31, 2021, the low threshold is set as 90% of target, and the high threshold is set as 120% of target.

(B) Up to 120% of 1/3 of the Performance-Based Vesting Equity Awards shall be allocated to become vested based upon the achievement by the Company of the following financial metrics using targets set by the Board in 2022 for the fiscal year ended December 31, 2022 on a consolidated basis based upon such audit:

1) Total Revenue – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved.

2) Gross Margin – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved.

3) Adjusted EBITDA – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved.

4) Free Cash Flow – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved.

(C) Up to 120% of 1/3 of the Performance-Based Vesting Equity Awards, but no more than the total number of Performance-Based Vesting Equity Awards minus the number of previously Vested Performance-Based Vesting Equity Awards shall be allocated to become vested based upon the achievement by the Company of the following financial metrics using targets set by the Board in 2023 for the fiscal year ended December 31, 2023 on a consolidated basis based upon such audit and the cumulative achievement of the performance for the three fiscal years 2021-2023, with the greater of such performance determining how many of the allocated amount of Performance-Based Vesting Equity Awards shall become vested:

1) Total Revenue – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved.

2) Gross Margin – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved.

3) Adjusted EBITDA – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved.

4) Free Cash Flow – 1/4 of the allocated amount of Performance-Based Vesting Equity Awards if the target is achieved; 80% of such 1/4 of the allocated amount if the low threshold is achieved; 120% of such 1/4 amount if the high threshold is achieved.

(2)

The necessary targets for achievement of the vesting for the 2021 fiscal year of the Performance-Based Vesting Equity Awards did not occur, and as a result, 1/3 of such Performance-Based Vesting Equity Awards were not vested since the end of the 2021 fiscal year.

(3)

The market value of RSU awards that have not vested is calculated by multiplying the number of shares underlying the RSUs that have not vested by the closing price of the Company’s Common Stock on December 31, 2021, which was $2.24.

(4)

Includes 4,091,807 RSUs awarded in accord with the terms of the UpHealth Business Combination Agreement. Such awards were to vest on the earlier of (i) June 9, 2022, (ii) the date on which the last sale price of the Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after the closing date of the business combination pursuant to the UpHealth Business Combination Agreement, or (iii) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property. All such awards vested on June 9, 2022. The remaining 388,601 RSUs are “Time-Based Vesting Equity Awards,” of which 1/3 vested on May 1, 2022 (the “Initial Vesting Date”), 1/3 vested on August 1, 2022, and the remaining 1/3 vested on November 1, 2022.

(5)	Consists of RSUs that are “Time-Based Vesting Equity Awards,” of which 1/3 vested on the Initial Vesting Date, 1/3 vested on August 1, 2022, and the remaining 1/3 vested on November 1, 2022.

(6)

On January 10, 2022, Dr. Gatmaitan submitted his resignation from his position as Chief Operating Officer of the Company effective immediately. Pursuant to the terms of a Separation Agreement entered into between the Company and Dr. Gatmaitan, RSUs for 103,627 shares of the total of 310,881 RSUs then held by Dr. Gatmaitan were deemed not terminated and forfeited by Dr. Gatmaitan upon his resignation and were instead vested in February 2022 into shares of stock of the Company. As a result, following such vesting and forfeiture, Dr. Gatmaitan no longer holds any unvested RSUs.

(7)

On July 11, 2022, Samuel J. Meckey joined the Company as its CEO, effective that same day, and was appointed by the Board as a Class I director of the Company. Mr. Meckey was not employed by the Company during the 2021 fiscal year, and as such did not hold any equity-based awards as of December 31, 2021.

Employment Arrangements with Named Executive Officers

Employment Agreement with Dr. Ramesh Balakrishnan

On October 23, 2021, UpHealth entered into an employment agreement with Dr. Balakrishnan as its CEO. On July 11, 2022, Dr. Ramesh Balakrishnan transitioned out of his prior role as CEO of the Company. On July 31, 2022, Dr. Balakrishnan and the Company entered into an Amendment to the employment agreement, effective as of July 19, 2022 (the “Amendment”), for Dr. Balakrishnan’s new role as President and Chief Strategy Officer of the Company. As provided for in the Amendment, as of July 11, 2022, Dr. Balakrishnan will have the title of President and Chief Strategy Officer and the duties and responsibilities commensurate with such position, and will report to the Chief Executive Officer of the Company.

Prior to the Amendment, the employment agreement provided that “Good Reason” for Dr. Balakrishnan to terminate his employment shall mean the occurrence of any of the following events without his consent: (i) a material adverse change in Dr. Balakrishnan’s title or a material reduction in Dr. Balakrishnan’s duties, authority, or responsibilities relative to the duties, authority, or responsibilities in effect immediately prior to such reduction; (ii) the relocation of Dr. Balakrishnan’s primary work location to a point more than fifty miles from San Francisco, California; (iii) a material reduction by the Company of the Base Salary or annual target Bonus opportunity, without the written consent of Dr. Balakrishnan, as initially set forth in the employment agreement or as the same may be increased from time to time pursuant to the employment agreement, except for across-the-board salary reductions implemented prior to a change in control which are implemented based on the Company’s financial performance and similarly affecting all or substantially all senior management employees of the Company; and (iv) a material breach by the Company of the terms of the employment agreement; provided, however, that such termination by Dr. Balakrishnan of his employment shall only be deemed for Good Reason pursuant to the foregoing definition if (i) the Company is given written notice from Dr. Balakrishnan within sixty days following the first occurrence of the condition that he considers to constitute Good Reason describing the condition and the Company fails to satisfactorily remedy such condition within thirty days following such written notice, and (ii) Dr. Balakrishnan terminates employment within thirty days following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so.

The Amendment adds to the foregoing that, notwithstanding the foregoing, at any time prior to December 31, 2022, by delivery of written notice to the Company, Dr. Balakrishnan also may terminate his employment for any or no reason and without regard to the criteria or process set forth above. In the event of such termination, Dr. Balakrishnan shall be entitled to receive (i) the Base Salary, accrued but unpaid business expenses and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination and (ii) shall be eligible to receive all compensation, equity, and benefits specified in the employment agreement for a termination for Good Reason, subject to Dr. Balakrishnan furnishing to the Company an executed waiver and release of claims in a form satisfactory to the Company (hereafter, a “Release”) within the applicable time period set forth therein, but in no event later than forty-five days following termination of employment and permitting such Release to become effective in accordance with its terms, and subject to Dr. Balakrishnan continuing to comply with his obligations pursuant to the Proprietary Information and Inventions Agreement (included as Exhibit A to the employment agreement).

The Amendment further provides that all other terms and conditions of the employment agreement, including, without limitation, the provisions related to Base Salary, Bonus and Equity Awards and all exhibits thereto, shall continue in full force and effect. The employment agreement provides that Dr. Balakrishnan will receive a base salary at an annual rate of $408,000, subject to increase from time to time as determined by the Board or the Compensation Committee, with such base salary to be retroactive to June 9, 2021, as well as that he shall be eligible to receive an annual bonus of 100% of his base salary based on the Board’s determination, in good faith, as to whether applicable performance milestones as are established by the Board or the Compensation Committee (hereinafter referred to as the “Performance Milestones”) have been achieved. As an inducement to Dr. Balakrishnan’s commencement of employment with the Company, the Board approved on October 20, 2021, upon the recommendation of the Compensation Committee, the grant of RSUs pursuant to and subject to the terms of the 2021 Equity Incentive Plan (“2021 Equity Plan”). The employment agreement terms provide for at will employment and the employment relationship may be terminated by either Dr. Balakrishnan or UpHealth at any time and for any reason or no reason.

Under his employment agreement, if Dr. Balakrishnan’s employment is terminated by UpHealth without cause or due to his resignation for good reason within twelve (12) months following a change in control subject to his execution of a Release, he will be eligible to receive (a) accrued but unpaid business expenses and vacation benefits, to be paid as a lump sum no later than thirty (30) days after the date of termination, (b) one times his base salary, to be paid as a lump sum on the first regular payroll date following the effectiveness of the Release, (c) a pro-rated portion of his target bonus amount for the year of termination (or, if there is none and a change in control has occurred, one times the last target bonus in effect for Dr. Balakrishnan), to be paid within ten (10) days after the date the bonus is determined, (d) continued coverage under the Company’s medical, dental, life and disability insurance until the earlier of either (i) the end of twelve (12) months following the termination date, or, (ii) the date on which Dr. Balakrishnan begins full-time employment with another company or business entity which offers comparable health insurance coverage to Dr. Balakrishnan and (e) the vesting of any Time-Based Vesting Equity Awards will be fully accelerated such that on the effective date of such termination (or if later and a change in control has occurred, the date of the change in control) 100% of any Time-Based Vesting Equity Awards granted to Dr. Balakrishnan prior to such termination will be fully vested and immediately exercisable, if applicable, by Dr. Balakrishnan.

Employment Agreement with Martin Beck

On October 24, 2021, UpHealth entered into an employment agreement with its Chief Financial Officer, Martin Beck. That employment agreement provides that Mr. Beck will receive a base salary at an annual rate of $350,000, subject to increase from time to time as determined by the Board or the Compensation Committee, with such base salary to be retroactive to June 9, 2021, as well as that he shall be eligible to receive an annual bonus of 75% of his base salary based on the Board’s determination, in good faith, as to whether applicable Performance Milestones have been achieved. As an inducement to Mr. Beck’s commencement of employment with the Company, the Board approved on October 20, 2021, upon the recommendation of the Compensation Committee, the grant of RSUs pursuant to and subject to the terms of the 2021 Equity Plan. The employment agreement terms provide for at will employment and the employment relationship may be terminated by either Mr. Beck or UpHealth at any time and for any reason or no reason.

Under his employment agreement, if Mr. Beck’s employment is terminated by UpHealth without cause or due to his resignation for good reason within twelve (12) months following a change in control subject to his execution of a Release, he will be eligible to receive (a) accrued but unpaid business expenses and vacation benefits, to be paid as a lump sum no later than thirty (30) days after the date of termination, (b) one times his base salary, to be paid as a lump sum on the first regular payroll date following the effectiveness of the Release, (c) a pro-rated portion of his target bonus amount for the year of termination (or, if there is none and a change in control has occurred, one times the last target bonus in effect for Mr. Beck), to be paid within ten (10) days after the date the bonus is determined, (d) continued coverage under the Company’s medical, dental, life and disability insurance until the earlier of either (i) the end of twelve (12) months following the termination date, or, (ii) the date on which Mr. Beck begins full-time employment with another company or business entity which offers comparable health insurance coverage to Mr. Beck and (e) the vesting of any Time-Based Vesting Equity Awards shall be fully accelerated such that on the effective date of such termination (or if later and a change in control has occurred, the date of the change in control) 100% of any Time-Based Vesting Equity Awards granted to Mr. Beck prior to such termination shall be fully vested and immediately exercisable, if applicable, by Mr. Beck.

Employment Letter Agreement and Separation Agreement with Dr. Alfonso “Al” Gatmaitan

On October 19, 2021, Dr. Alfonso “Al” Gatmaitan accepted an offer to be employed by the Company as its Chief Operating Officer, and entered into a letter agreement reflecting the terms of such offer of employment. That letter agreement provided that Dr. Gatmaitan would receive a base salary at an annual rate of $300,000, subject to increase from time to time as determined by the Board or the Compensation Committee, with such base salary to be retroactive to June 9, 2021, as well as that he will be eligible to receive an annual bonus of 75% of his base salary based on the Board’s determination, in good faith, as to whether applicable Performance Milestones have been achieved. As an inducement to Dr. Gatmaitan’s commencement of employment with the Company, the Board approved on October 20, 2021, upon the recommendation of the Compensation Committee, the grant of RSUs pursuant to and subject to the terms of the 2021 Equity Plan. The employment letter agreement terms provided for at will employment and the employment relationship may be terminated by either Dr. Gatmaitan or UpHealth at any time and for any reason or no reason.

On January 10, 2022, Dr. Gatmaitan submitted his resignation from his position as Chief Operating Officer of the Company effective immediately. In connection with Dr. Gatmaitan’s resignation, on January 10, 2022, the Compensation Committee approved, and the Company and Dr. Gatmaitan entered into, a Separation Agreement and Release (the “Separation Agreement”). Under the Separation Agreement, which contains a customary release of claims in favor of the Company, (i) the Company agreed to pay Dr. Gatmaitan a severance payment of $25,000, less applicable withholdings, which is the equivalent of one month of Dr. Gatmaitan’s base salary in effect on the date of the Separation Agreement, which was paid in full as of January 20, 2022, and (ii) RSUs for 103,627 shares of the total of 310,881 RSUs held by Mr. Gatmaitan were not deemed terminated and forfeited by Mr. Gatmaitan upon his resignation, and such RSUs vested on February 22, 2022.

Employment Agreement with Samuel J. Meckey

On July 11, 2022, UpHealth entered into an employment agreement with Samuel J. Meckey as its CEO. That employment agreement provides that Mr. Meckey will receive a base salary at the initial annualized rate of $520,000 per year, subject to standard deductions and withholdings, or such other rate as may be determined from time to time as determined by the Board or the Compensation Committee (hereinafter referred to as the “Meckey CEO Base Salary”). For the period beginning July 1, 2022 and ending on December 31, 2022, Mr. Meckey will be guaranteed to receive a prorated bonus payment in an amount not less than 100% of the Meckey CEO Base Salary actually earned by Mr. Meckey during 2022 (the “Meckey Initial Bonus”), prorated for the period, provided Mr. Meckey remains employed on the date the Meckey Initial Bonus is paid, subject to the termination provisions of his employment agreement. Mr. Meckey will be eligible for an annual discretionary bonus beginning as of January 1, 2023 (hereinafter referred to as the “Meckey CEO Bonus”) with a target amount of 100% of the Meckey CEO Base Salary, subject to standard deductions and withholdings, based on the Board’s determination, in good faith, as to whether applicable Performance Milestones have been achieved.

As an additional inducement to Mr. Meckey’s commencement of employment with the Company, his employment agreement provides that the Company will grant “Initial Awards” pursuant to and subject to the terms of the Company’s 2021 Equity Plan and the form of RSU award agreements and compliance with applicable securities laws:

•

RSUs in the amount of 2,580,000 RSUs that are eligible to vest subject to Mr. Meckey’s continued provision of services to the Company (the “Time-Based RSUs”). Subject to Mr. Meckey’s continued provision of services to the Company through the applicable vesting dates, the Time-Based RSUs are eligible to vest in accordance with the following schedule: 25% will vest on June 1, 2023 (the “Cliff Date”) and the remaining 75% will vest in equal quarterly installments on each subsequent August 1st, November 1st, February 1st and June 1st over the three years following the Cliff Date, such that the Time-Based RSUs will be 100% vested on the third anniversary of the Cliff Date and in each case subject to the Executive’s continued services with the Company through each such applicable vesting date.

•

RSUs in the amount of 1,720,000 RSUs that are eligible to vest subject to the attainment of certain performance-based metrics established by the Compensation Committee and Mr. Meckey’s continued services as specified by the Compensation Committee and set forth the applicable restricted stock unit agreement for the award (the “Performance-Based RSUs”).

Commencing with the Company’s regular annual equity grant cycle in 2023, Mr. Meckey will be eligible to receive annual refresher equity grants of RSUs with a target grant date value of not less than $2,000,000 (“Meckey Annual Grants”). The Meckey Annual Grants will be eligible to vest as follows: (i) 50% of each Meckey Annual Grant will be eligible to vest subject to Mr. Meckey’s continued services over a four-year period following the applicable date of grant, with 25% one-year annual cliff vesting and quarterly vesting thereafter over the three years following the cliff vesting date, and (ii) 50% of each Meckey Annual Grant will be eligible to vest subject to (x) achievement of performance goals to be established by the Compensation Committee in consultation with Mr. Meckey and (y) Mr. Meckey’s continued services as approved by the Compensation Committee and set forth in the applicable restricted stock unit agreement for the award.

In addition, Mr. Meckey will be eligible to receive any additional grants of equity awards under the 2021 Equity Plan or any successor plan, as determined at the sole discretion of the Compensation Committee.

The Company has also agreed to pay to Mr. Meckey as additional compensation the following amounts, subject to applicable withholding, on the corresponding dates, provided that Mr. Meckey remains employed with the Company through each applicable payment date, subject to the termination provisions in his employment agreement: $940,568 on January 1, 2023; $1,062,347 on January 1, 2024; and $734,115 on January 1, 2025.

The employment agreement terms provide for at will employment and the employment relationship may be terminated by either Mr. Meckey or UpHealth at any time and for any reason or no reason.

Under his employment agreement, if Mr. Meckey’s employment is terminated by UpHealth without cause or due to his resignation for good reason within the period commencing three (3) months prior to a change in control and ending twelve (12) months immediately following a change in control, he will receive accrued but unpaid business expenses and vacation benefits, to be paid as a lump sum no later than thirty (30) days after the date of termination. In addition, subject to Mr. Meckey furnishing to the Company an executed Release within the applicable time period set forth therein, but in no event later than forty-five days following termination of employment and permitting such Release to become effective in accordance with its terms, Mr. Meckey shall be entitled to receive (a) one times his base salary, for a period of eighteen (18) months following the date of termination in equal installments according to the Company’s regular payroll practices following the effectiveness of the Release; (b) a pro-rated portion of his target bonus amount for the year of termination (or, if there is none and a change in control has occurred, one times the last target bonus in effect for Mr. Meckey), to be paid within ten (10) days after the date the bonus is determined; (c) continued coverage under the Company’s medical, dental, life and disability insurance for the period of eighteen (18) months following the date of termination and (d) any remaining additional compensation amounts that would have been paid to Mr. Meckey had he continued his employment with the Company through January 1, 2025, to be paid in a lump sum no later than thirty (30) days after the effective date of the Release. Similarly, such remaining additional compensation amounts that would have been paid to Mr. Meckey had he continued his employment with the Company through January 1, 2025 will be paid in accordance with the schedule as if her were still so employed in the event that Mr. Meckey’s employment terminates due to his death or Complete Disability.

In addition, in the event that Mr. Meckey’s employment is terminated without cause or due to his resignation for good reason and a change in control trigger has not occurred, or in the event of Mr. Meckey’s death or complete disability, the vesting of any Time-Based RSUs or other time-based awards will be fully accelerated such that on the effective date of such termination 100% of any Time-Based RSUs or other time-based awards granted to Mr. Meckey prior to such termination will be fully vested and immediately exercisable, if applicable, by Mr. Meckey. Treatment of any Performance-Based RSUs or other performance-based awards will be governed solely by the terms of the agreements under which such awards were granted and will not be eligible to accelerate vesting. In the event that Mr. Meckey’s employment is terminated without cause or due to his resignation for good reason and a change in control trigger has occurred, the vesting of any Time-Based RSUs or other time-based awards will be fully accelerated such that on the effective date of such termination, 100% of any Time-Based RSUs or other time-based awards granted to Mr. Meckey prior to such termination will be fully vested and immediately exercisable, if applicable, by Mr. Meckey. In such case, the vesting of the Performance-Based RSUs or other performance-based awards will also be fully accelerated at the target performance level.

Director Compensation

The following table sets forth the compensation earned for services performed for us as a director by each member of our Board as of December 31, 2021, other than any directors who are also our NEOs, during the fiscal year ended December 31, 2021.

Name	Fees earned or paid in cash	Stock Awards ($)	RSU Awards ($)(1)	All Other Compensation ($)	Total
Dr. Avi S. Katz(2) Chairman of the Board	$168,500	$—	$512,871	$—	$681,371
Dr. Raluca Dinu(3) Director	$278,000	$—	$512,871	$—	$790,871
Dr. Chirinjeev Kathuria(4) Director	$47,500	$—	$512,871	$—	$560,371
Dr. Mariya Pylypiv(5) Director	$438,731	$—	$600,000	$114	$1,038,845
Neil Miotto(6) Director	$84,750	$—	$512,871	$—	$597,621
Nathan Locke(7) Director	$27,500	$—	$335,127	$—	$362,627
Jerome Ringo(8) Director	$27,500	$—	$512,871	$—	$540,371
Agnès Rey-Giraud(9) Director	$140,250	$—	$512,871	$—	$653,121
Moshe Bar-Siman-Tov(10) Director	$27,500	$—	$512,871	$—	$540,371

(1)	The amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.
(2)

“Fees earned or paid in cash” consists of $88,500 paid in cash in the 2021 fiscal year for services as a director, and the remainder was paid in the 2022 fiscal year but earned in the 2021 fiscal year as consideration for services on special Board committees.

(3)

“Fees earned or paid in cash” consists of $83,000 paid in cash in the 2021 fiscal year for services as a director, and the remainder was paid in the 2022 fiscal year but earned in the 2021 fiscal year as consideration for services on special Board committees.

(4)	“Fees earned or paid in cash” consists of $47,500 paid in cash in the 2021 fiscal year for services as a director.
(5)

Dr. Pylypiv was previously an employee of the Company, although not an NEO, and as a result, the compensation listed here is her compensation as an employee. Dr. Pylypiv did not receive any compensation during 2020. However, pursuant to the terms of the offer letter between Dr. Pylypiv and UpHealth Holdings, Inc., Dr. Pylypiv was paid compensation of $294,087 upon the closing of the UpHealth Business Combination in June 2021 that includes deferred compensation for 2020 of $200,000, in addition to 2021 accrued salary of $94,087. Pursuant to the terms of the offer letter between Dr. Pylypiv and UpHealth, Inc., Dr. Pylypiv was paid a salary of $144,694 for services to UpHealth, Inc. in 2021 subsequent to the closing of the UpHealth Business Combination. In addition, the “All other compensation” for Dr. Pylypiv includes $114 for premium payments for group life insurance.

(6)	“Fees earned or paid in cash” consists of $84,750 paid in cash in the 2021 fiscal year for services as a director.
(7)	“Fees earned or paid in cash” consists of $27,500 paid in cash in the 2022 fiscal year for services as a director for the 2021 fiscal year.
(8)	“Fees earned or paid in cash” consists of $27,500 paid in cash in the 2021 fiscal year for services as a director.
(9)

“Fees earned or paid in cash” consists of $41,250 paid in cash in the 2021 fiscal year for services as a director, and the remainder was paid in the 2022 fiscal year but earned in the 2021 fiscal year as consideration for services on special Board committees.

(10)

“Fees earned or paid in cash” consists of $27,500 paid in cash in the 2021 fiscal year for services as a director. On July 8, 2022, Mr. Bar-Siman-Tov resigned from his position as a Class I director of UpHealth, effective that same day. Mr. Bar-Siman-Tov’s resignation is not as a result of any disagreements with the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Policy

UpHealth’s Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the Board (or the Audit Committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) UpHealth or any of UpHealth’s subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of UpHealth’s shares of Common Stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

UpHealth’s Audit Committee, pursuant to its written charter, will be responsible for reviewing and approving related-party transactions to the extent UpHealth enters into such transactions. The Audit Committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the Audit Committee with all material information concerning the transaction. UpHealth also requires each of UpHealth’s directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Registration Rights Agreement

On June 5, 2019, the Company entered into a Registration Rights Agreement with, among others, GigAcquisitions2, LLC, which is an affiliate of Dr. Avi Katz, Dr. Raluca Dinu and Mr. Neil Miotto. The holders of securities that are a party to this agreement are entitled to make up to three demands, excluding short form registration demands, that the Company register their securities for sale under the Securities Act. In addition, these holders have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements. There will be no penalties associated with delays in registering the securities under the Registration Rights Agreement.

Management Services Agreement

On September 5, 2019, TTC Healthcare, TTC Healthcare Partners, LLC (“Partners”), and Rewi Enterprises, LLC (“Rewi”) entered into a Management Services Agreement (the “MSA”). Martin S. A. Beck, our Chief Financial Officer, is the sole member of Rewi. Mr. Beck transferred his shares in UpHealth Holdings to Rewi on November 2, 2020. Mr. Beck was the Chairman of TTC Healthcare prior to its acquisition of UpHealth Holdings, and is the Manager and President of Rewi. Pursuant to the MSA, Rewi provided certain advisory services to TTC Healthcare prior to the closing of the Business Combinations, including analyzing and advising on opportunities for, and structuring and negotiating, operational arrangements, financings and investments and identifying, analyzing, and advising on potential dispositions, exit opportunities, and prospective purchases. In consideration for these services, Rewi was paid an annual management fee equal to the greater of 5.0% of TTC Healthcare’s trailing twelve-month EBITDA and $500,000, which was payable on a monthly basis. Upon completion by TTC

Healthcare of any Transaction (as defined in the MSA), Rewi was also paid an advisory fee of 3.50% of the Aggregate Gross Consideration (as defined in the MSA). Management fee expenses incurred were $166,667 and $200,000 for the years ended December 31, 2021 and December 31, 2020, respectively. There were no unpaid management fees as of December 31, 2021 and there were unpaid management fees of $183,333 as of December 31, 2020.

Indebtedness

On December 2, 2016, Glocal Healthcare Systems Private Limited (“Glocal”), an India company and a subsidiary of UpHealth Holdings, and Kimberlite Social Infra Private Limited (“Kimberlite”) entered into a Loan Agreement (the “Glocal Loan Agreement”) for an up to INR 15,00,00,000 unsecured loan for business purposes. Dr. Syed Sabahat Azim, the former Chief Executive Officer and current member of the board of directors of Glocal, is a shareholder of Kimberlite (44% ownership interest), and Dr. Azim and his wife are the sole directors of Kimberlite. Kimberlite is also a shareholder of Glocal with a 0.18% ownership interest. The loan is repayable upon demand. Pursuant to the terms of the Glocal Loan Agreement, the interest rate may be mutually decided by the parties on or before the repayment of the loan. On July 15, 2021, a payment was made in the amount of INR 42,807,466, which included an overpayment of INR 1,375,927 that is being repaid, principal of INR 26,739,894, and interest of INR 14,691,645. With this payment, the loan has been paid in full.

Registration Rights and Lock-Up Agreements

In connection with and prior to the closing of the UpHealth Business Combination (as defined in the Annual Report on Form 10-K), certain former UpHealth stockholders, including Dr. Chirinjeev Kathuria, Dr. Mariya Pylypiv, Dr. Ramesh Balakrishnan, Dr. Syed Sabahat Azim and affiliates of Martin S. A. Beck (the “UpHealth Holders”) entered into the UpHealth Registration Rights and Lock-Up Agreement. Pursuant to the terms of the UpHealth Registration Rights and Lock-Up Agreement, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the UpHealth Holders may demand at any time or from time to time, that the Company file a registration statement on Form S-1 or Form S-3 to register certain shares of the Company’s Common Stock held by such UpHealth Holders or to conduct an underwritten offering. The UpHealth Registration Rights and Lock-Up Agreement also provides the UpHealth Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

In connection with and prior to the closing of the Cloudbreak Business Combination (as defined in the Annual Report on Form 10-K), certain existing equityholders of Cloudbreak, a wholly owned subsidiary of UpHealth (such equityholders, the “Cloudbreak Holders”), including MARTTI in the USA, LLC, which is affiliated with Nathan Locke, entered into the Cloudbreak Registration Rights and Lock-Up Agreement. Pursuant to the terms of the Cloudbreak Registration Rights and Lock Up Agreement, the Company is obligated to file a registration statement to register the resale of certain shares of the Company Common Stock held by the Cloudbreak Holders. In addition, pursuant to the terms of the Cloudbreak Registration Rights and Lock-Up Agreement, and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Cloudbreak Holders may demand at any time or from time to time, that the Company conduct an underwritten offering with respect to certain shares of the Company Common Stock held by such Cloudbreak Holders. The Cloudbreak Registration Rights and Lock-Up Agreement also provides the Cloudbreak Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Employee Relationships

Edna Boone Johnson, the Company’s Chief Communications and Corporate Marketing Officer, is the spouse of Agnès Rey-Giraud, a director of the Company. As such, Ms. Rey-Giraud has an indirect material interest in the compensation paid by the Company to Ms. Johnson, and therefore, Ms. Johnson’s employment agreement with the Company is being disclosed as a related person transaction for Ms. Rey-Giraud. During the fiscal year ended

December 31, 2021, and before Ms. Johnson became employed by the Company in her current capacity, she provided investor relations and public relations communication services to the Company on a consulting basis and received 28,616 shares of Common Stock. On January 4, 2022, Ms. Johnson entered into a Letter Agreement (the “Letter Agreement”) with the Company providing for her employment as the Company’s Chief Communications and Corporate Marketing Officer. In this role, Ms. Johnson oversees the Company’s communications and corporate marketing, inclusive of media relations, brand strategy, corporate social responsibility and digital strategy. Under the terms of the Letter Agreement, during the fiscal year ending December 31, 2022, Ms. Johnson is entitled to receive aggregate compensation equal to approximately $900,000, consisting of a base salary of $300,000 and an initial equity award (“Initial Equity Award”) of RSUs with an aggregate grant date fair value of $600,000, and she may also receive a discretionary bonus equal to 45% of the base salary, or approximately $135,000 (collectively, the “2022 Compensation”). On January 24, 2022, the Compensation Committee approved the Initial Equity Award of 229,008 RSUs to Ms. Johnson. Ms. Johnson is also entitled to receive future additional grants of equity awards under the Company’s 2021 Equity Plan or any successor plan, as determined at the sole discretion of the Compensation Committee. In the event Ms. Johnson’s employment with the Company is terminated for any reason, she is entitled to receive an aggregate amount equal to the base salary, earned and unpaid bonuses, accrued but unpaid business expenses and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination. Pursuant to the terms of the Letter Agreement, depending on the circumstances of her termination, Ms. Johnson may also be entitled to receive additional severance compensation equal to the aggregate of (a) either $150,000 or $435,000 (in each case, approximate values are calculated based on the 2022 Compensation amounts), plus (b) the cost of continued health insurance coverage from the date of termination until she secures new employment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of November [    ], 2022 regarding the beneficial ownership of shares of Common Stock of UpHealth by:

•

each person, including any “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), known to be the beneficial owner of more than 5% of the Common Stock of UpHealth;

•	each of UpHealth’s named executive officers as of December 31, 2021;

•	each of UpHealth’s directors as of November [ ], 2022 who will remain directors of UpHealth following the Annual Meeting, and each of UpHealth’s nominees for election at the Annual Meeting; and

•

all NEOs of UpHealth as of December 31, 2021, all directors of UpHealth as of November [    ], 2022 who will remain directors of UpHealth following the Annual Meeting and all nominees for election at the Annual Meeting, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days, or RSUs that will vest within 60 days. As of November 3, 2022, there were 150,421,283 shares of our Common Stock outstanding.

Unless otherwise indicated, UpHealth believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock of UpHealth beneficially owned by them.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock	% of Class
Samuel J. Meckey(2)	—	*
Dr. Ramesh Balakrishnan	7,170,193	4.77%
Martin S. A. Beck(3)	3,229,896	2.15%
Dr. Alfonso Gatmaitan(4)(7)	1,183,460	*
Dr. Avi S. Katz(5)	5,113,543	3.39%
Dr. Raluca Dinu	105,394	*
Agnès Rey-Giraud	110,394	*
Nathan Locke	105,394	*
Dr. Chirinjeev Kathuria(7)	38,517,472	25.61%
Dr. Mariya Pylypiv(7)	6,741,035	4.48%
Luis Machuca	—	*
Mark Guinan	—	*
Jeffery R. Bray(6)	66,918,750	44.49%
All existing directors, all nominees and all NEOs as of December 31, 2021 (12 individuals) as a group	62,276,781	41.27%

*	Less than 1%
(1)

The business address of Drs. Katz and Dinu is 1731 Embarcadero Rd., Suite 200, Palo Alto, CA 94303. The business address of each of the other directors and nominees is c/o UpHealth, Inc., 14000 S. Military Trail, Suite 203, Delray Beach, FL 33484. The address of Dr. Gatmaitan is 6010 Royal Point Court, Kingwood, TX 77345. The address of Mr. Bray is 2083 Walker Lane, Holladay, UT 84117.

(2)	Mr. Meckey joined the Company as its CEO on July 11, 2022, and was appointed by the Board as a director that same day.
(3)

Includes (i) 1,861,645 shares held by Rewi Enterprises LLC (of which Mr. Beck is the sole owner) and (ii) 1,222,082 shares held by TTC Healthcare Partners, LLC (“Partners”) (of which Mr. Beck is an equity owner and chairman of the board of directors), for which Mr. Beck may be deemed the beneficial owner. Mr. Beck disclaims beneficial ownership of the shares held by Partners.
(4)	Dr. Gatmaitan resigned as Chief Operating Officer of the Company effective January 10, 2022. The number of shares reported is pursuant to a Schedule 13D/A filed with the SEC on August 5, 2022.
(5)

Includes (i) 4,524,299 shares of Common Stock and (ii) 481,250 shares of Common Stock underlying warrants, all held by GigAcquisitions2, LLC (the “Sponsor”). The securities held by the Sponsor are beneficially owned by Dr. Katz, the Chairman of the Company’s Board and the manager of the Sponsor, who has sole voting and dispositive power over the shares held by the Sponsor.

(6)

Includes an aggregate of 66,918,750 shares of Common Stock beneficially owned by those certain stockholders of UpHealth identified below (collectively, the “Stockholder Group”), in the amounts set forth below for each member of the Stockholder Group.

As originally disclosed in a Schedule 13D filed with the SEC on June 2, 2022, the members of the Stockholder Group formed a “group” as that term is used in Section 13(d)(3) of the Exchange Act on May 26, 2022. The Stockholder Group entered into a Voting Agreement, dated May 27, 2022 (the “Voting Agreement”), which confers on Mr. Bray the power to vote all of the shares of Common Stock beneficially owned by the Stockholder Group pursuant to a bona fide irrevocable proxy. Mr. Bray is therefore deemed the beneficial owner of all of the shares of Common Stock beneficially owned by the Stockholder Group under Rule 13d-3 of the Exchange Act. The Voting Agreement will terminate upon the conclusion of the Annual Meeting, unless earlier terminated by the parties in accordance with its terms.

Pursuant to the Stipulation and Order Dismissing All Claims with Prejudice and without Costs or Attorney’s Fees entered by the Court of Chancery of the State of Delaware on August 2, 2022 in the case entitled Jeffery R. Bray and Chirinjeev Kathuria v. Avi Katz, et al., and UpHealth, Inc., C.A. No. 2022-0489-LWW (see “Explanatory Note” on page ii of this Proxy Statement), the plaintiffs, including plaintiff Mr. Bray who holds an irrevocable proxy to vote all of the shares of Common Stock beneficially owned by the parties to the Voting Agreement as described above, shall vote in favor of Messrs. Meckey, Machuca and Guinan (the “Class I Director Nominees”) for election at the Annual Meeting, and otherwise shall not nominate a slate of directors at the Annual Meeting, support any director nominees other than the Class I Director Nominees, and/or block quorum at the Annual Meeting.

Each member of the Stockholder Group expressly disclaims beneficial ownership of the shares of Common Stock (i) beneficially owned by such member, except to the extent of such member’s pecuniary interest therein, and (ii) beneficially owned by the other members of the Stockholder Group. The number of shares reported for each member of the Stockholder Group (other than directors Drs. Kathuria and Pylypiv) is pursuant to a Schedule 13D/A filed with the SEC on each of August 5 and August 8, 2022:

(i)

Jeffery R. Bray, an individual, (i) is the record owner of 4,088,170 shares of Common Stock, (ii) acts as custodian for the Samantha Josephine Bray UTMA and the Anais Alexandra Bray UTMA and (iii) holds an irrevocable proxy to vote all of the shares of Common Stock beneficially owned by the Stockholder Group pursuant to the terms of the Voting Agreement.

(ii)	Alexandra Bray, an individual, beneficially owns 475,504 shares of Common Stock.

(iii)	Jeffery R. Bray, as custodian of Samantha Josephine Bray UTMA, beneficially owns 475,504 shares.

(iv)	Jeffery R. Bray, as custodian of Anais Alexandra Bray UTMA, beneficially owns 475,504 shares.

(v)

John Parsons, as trustee of The Anais Bray Protective Irrevocable Trust (“A. Bray Trust”), The Samantha Bray Protective Irrevocable Trust (“S. Bray Trust”), and The Bray Descendants Trust (“Bray Descendants Trust” and, collectively with the A. Bray Trust and S. Bray Trust, the “Bray Trusts”), beneficially owns an aggregate of 6,478,997 shares. Mr. Parsons does not own any shares of Common Stock, but may be deemed to have beneficial ownership of the shares of Common Stock owned by the Bray Trusts as a result of serving as trustee of such trusts.

(vi)	A. Bray Trust, by and through its trustee, John Parsons, beneficially owns 2,699,582 shares.

(vii)	Bray Descendants Trust, by and through its trustee, John Parsons, beneficially owns 1,079,833 shares.

(viii)	S. Bray Trust, by and through its trustee, John Parsons, beneficially owns 2,699,582 shares.

(ix)	Jacque Butler, an individual, holds 1,403,804 shares.

(x)	Dr. Alfonso Gatmaitan, an individual and the former Chief Operating Officer of UpHealth, holds 1,183,460 shares.

(xi)

Azfar Malik, M.D., an individual and sole member of AM Physicians LLC, beneficially owns 962,458 shares. Dr. Malik does not own any shares of Common Stock, but may be deemed to have beneficial ownership of the shares of Common Stock owned by AM Physicians LLC.

(xii)	AM Physicians LLC, a Missouri limited liability company, owns 962,458 shares.

(xiii)

Dr. Syed Sabahat Azim, an individual, beneficially owns 6,116,842 shares. Of the total number of shares of Common Stock reported as beneficially owned by Dr. Azim, (1) 2,716,319 shares are beneficially owned by Dr. Azim, (2) 2,715,542 shares are beneficially owned by Ms. Azim and (3) 684,981 shares are beneficially owned by Kimberlite Social Infra Private Limited, a private non-government company organized and registered in India (“Kimberlite”), of which Dr. Azim and Ms. Azim are equity owners and the sole directors. All shares reported by Dr. Azim are held of record by Eligere Limited Liability Company, a Delaware limited liability company (“Eligere”), which has voting (but not dispositive) power over the shares. Dr. Azim has dispositive power over the shares held of record by Eligere for which he is the beneficial owner and can exercise an option to receive the shares from Eligere at any time.

(xiv)

Richa Sana Azim, an individual, beneficially owns 6,116,842 shares. Of the total number of shares of Common Stock reported as beneficially owned by Ms. Azim, (1) 2,715,542 shares are beneficially owned by Ms. Azim, (2) 2,716,319 shares are beneficially owned by Dr. Azim and (3) 684,981 shares are beneficially owned by Kimberlite, of which Dr. Azim and Ms. Azim are equity owners and the sole directors. All shares reported by Ms. Azim are held of record by Eligere, which has voting (but not dispositive) power over the shares. Ms. Azim has dispositive power over the shares held of record by Eligere for which she is the beneficial owner and can exercise an option to receive them from Eligere at any time.

(xv)

Kimberlite beneficially owns 684,981 shares. All shares reported by Kimberlite are held of record by Eligere, which has voting (but not dispositive) power over the shares. Kimberlite has dispositive power over the shares held of record by Eligere and can exercise an option to receive them from Eligere at any time. Accordingly, Kimberlite is the beneficial owner of such shares.

(xvi)

Eligere is the holder of record of all shares of Common Stock beneficially owned by Dr. Azim, Ms. Azim and Kimberlite. Eligere has voting (but not dispositive) power over the shares, and therefore may be deemed the beneficial owner of such shares.

(xvii)

Saima Siddiqui, an individual and the sole member of Eligere, beneficially owns 6,116,842 shares. Eligere is the holder of record of all shares of Common Stock beneficially owned by Ms. Siddiqui, and has voting (but not dispositive) power over such shares. As the sole member of Eligere, Ms. Siddiqui shares voting power over the shares held of record by Eligere, and therefore may be deemed the beneficial owner of such shares.

(xviii)	Dr. Chirinjeev Kathuria, an individual and a director of UpHealth, beneficially owns 38,517,472 shares.

(xix)	Dr. Mariya Pylypiv, an individual and a director of UpHealth, beneficially owns 6,741,035 shares.

(7)

Drs. Gatmaitan, Kathuria and Pylypiv are parties to the Voting Agreement, which confers on Mr. Bray the power to vote all of the shares of Common Stock beneficially owned by them at the Annual Meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our management team and persons who beneficially own more than ten percent of our Common Stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, we believe that during the fiscal year ended December 31, 2021, there were four delinquent filers. The acquisition of securities by GigAcquisitions2, LLC on each of June 5, 2019, June 13, 2019 and June 9, 2021, for which Neil Miotto was deemed a beneficial owner, were reported by Mr. Miotto on August 16, 2021. They were timely reported by Dr. Avi Katz, who was deemed the other beneficial owner of GigAcquisitions2, LLC. In addition, when Agnès Rey-Giraud joined the Board on June 9, 2021, she beneficially owned 5,000 shares of Common Stock of the Company which she had previously acquired on the open market. Ms. Rey-Giraud reported beneficial ownership of these shares on August 19, 2021. In addition, Dr. Mariya Pylypiv received a grant of RSUs from the Company on October 10, 2021. Ms. Pylypiv reported beneficial ownership of these RSUs on November 19, 2021. Lastly, certain shares of TTC Healthcare Partners, LLC, which are deemed to be beneficially owned by Martin S. A. Beck, were distributed to a member of the entity on December 30, 2021. Mr. Beck reported the distribution of these shares on April  29, 2022.

STOCKHOLDER PROPOSALS AND NOMINATIONS

TO BE PRESENTED AT 2023 ANNUAL MEETING

SEC rules permit stockholders to submit proposals for inclusion in our 2023 proxy statement by satisfying the requirements set forth in Rule 14a-8 of the Exchange Act. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to the Secretary at our principal executive offices, located at 14000 S. Military Trail, Suite 203, Delray Beach, Florida 33484, no later than the close of business on July [    ], 2023 (120 days prior to the anniversary of this year’s mailing date). If the 2023 annual meeting is held more than 30 days before or after the first anniversary of the date of the Annual Meeting, then the deadline is a reasonable time before the Company begins to print and send its proxy materials for the 2023 annual meeting, which we deem to be the later of 90 days prior to the 2023 annual meeting or 10 days following the Company’s first public announcement of the date of such meeting. Failure to deliver a proposal in accordance with these procedures may result in it being deemed not timely received.

Submitting a stockholder proposal does not guarantee that we will include it in our 2023 proxy statement. Stockholder proposals that do not meet the requirements set forth above may be excluded from our 2023 proxy statement as provided under Rule 14a-8. Our Nominating and Corporate Governance Committee reviews all stockholder proposals submitted for inclusion in our proxy statements and makes recommendations to the Board for actions on such proposals. For information on qualifications of director nominees considered by our Nominating and Corporate Governance committee, see the “Corporate Governance” section of this Proxy Statement.

Stockholders who intend to present a director nomination or other proposal at an annual meeting must comply with the advance notice provisions contained in our Bylaws, which include delivering notice of such nomination or other proposal to our Secretary at our principal executive offices no earlier than 120 and no later than 90 days prior to the first anniversary of the prior year’s annual meeting as first specified in the Company’s notice of meeting (without regard to any postponements or adjournments of such meeting after the notice was first given). Based on the Annual Meeting date of December 5, 2022, a stockholder’s notice will be considered timely for the 2023 annual meeting if it is received by our Secretary no earlier than August 7, 2023, and no later than September 6, 2023. However, if the 2023 annual meeting is held more than 30 days before or after the first anniversary of the Annual Meeting, such stockholder’s notice must be delivered to our Secretary by the later of 90 days prior to the 2023 annual meeting or 10 days following the Company’s first public announcement of the date of such meeting. The stockholder’s notice must satisfy the information requirements of Section 3.2 of our Bylaws with respect to each director nomination and Section 2.7 of our Bylaws with respect to each other proposal that such stockholder intends to present at the 2023 annual meeting.

In addition to satisfying the foregoing advance notice requirements under our Bylaws, to comply with the universal proxy rules, the notice given by any stockholder who intends to solicit proxies in support of director nominees other than the Company’s nominees must comply with any additional requirements of Rule 14a-19 under the Exchange Act.

We will not entertain any nominations or other proposals at an annual meeting that do not satisfy the advance notice requirements set forth in our Bylaws or the requirements established by the SEC. For nominations or other proposals that are properly submitted and timely filed, if the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal, provided that we include in our proxy statement advice on the nature of the proposal and how we intend to exercise our voting discretion. To make a submission or request a copy of our Bylaws, stockholders should contact our Secretary at our principal executive offices. Our Bylaws are also available online through the SEC’s EDGAR website as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on August 24, 2022. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a nomination or other proposal.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board knows of no other business that will be conducted at this Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy on such matters in accordance with their best judgment.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding UpHealth stock but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of our proxy materials until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our proxy materials mailed to you, please submit a request to our Secretary at our principal executive offices, or call MZ North America, our investor relations consultant, at (203) 741-8811, and we will promptly send you what you have requested. You can also contact MZ North America at the phone number above if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

By order of the Board of Directors,

/s/ Dr. Avi S. Katz

DR. AVI S. KATZ Chairman of the Board

[ ], 2022

APPENDIX A

CERTIFICATE OF AMENDMENT

to the

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

of

UPHEALTH, INC.

UpHealth, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: The name of the Corporation is UpHealth, Inc. The Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 9, 2021.

SECOND: That the Board of Directors of the Corporation, at a meeting duly held on September 29, 2022, duly adopted resolutions setting forth a proposed amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation, in the form set forth below (the “Amendment”), declaring the Amendment to be advisable and directing that the Amendment be submitted to the stockholders of the Corporation for consideration thereof at the annual meeting:

RESOLVED, that Article IV of the Second Amended and Restated Certificate of Incorporation of the Corporation, be, and it hereby is, amended to insert Section 4.5 at the end of such Article IV, which section shall read as follows:

Section 4.5 Reverse Stock Split. Upon the filing (the “Effective Time”) of this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation, pursuant to Section 242 of the General Corporation Law of the State of Delaware, the [                 ] shares of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”), shall automatically without further action on the part of the Corporation or any holder of Old Common Stock, be reclassified, combined, converted and changed, on a [    ]-for-[    ] basis, into [ ] fully paid and nonassessable shares of common stock, par value  $0.[001] per share (the “New Common Stock”), such that [                ] ([                ]) shares of Old Common Stock will be converted into and reconstituted as one (1) share of New Common Stock, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). The conversion of the Old Common Stock into New Common Stock will be deemed to occur at the Effective Time. From and after the Effective Time, each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Old Common Stock (the “Old Certificates”), shall be entitled to receive a certificate or certificates (the “New Certificates”) representing the shares of New Common Stock into which the shares of Old Common Stock formerly represented by such Old Certificates are reclassified pursuant to this Certificate of Amendment. Until surrender, each Old Certificate will continue to be valid and represent the number of shares of New Common Stock into which such shares of Old Common Stock shall have been converted pursuant to this Certificate of Amendment, excluding any fractional shares. Holders who otherwise would be entitled to receive fractional share interests of New Common Stock upon the effectiveness of the Reverse Stock Split shall be entitled to receive a whole share of New Common Stock in lieu of any fractional share created as a result of such Reverse Stock Split.

THIRD: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the Amendment.

FOURTH: That said Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed on its behalf by its duly authorized officer as of this     th day of                 , 20        .

UPHEALTH, INC.

By:

Name:	Samuel J. Meckey
Title:	Chief Executive Officer

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